UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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TRW Automotive Holdings Corp.

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TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
March 31, 2010
TO OUR STOCKHOLDERS:
Our 2010 annual meeting of stockholders will be held at The Peninsula New York Hotel, 700 Fifth Avenue, New York, New York 10019, on Tuesday, May 18, 2010. The annual meeting will begin promptly at 4:00 p.m., local time.
The accompanying Notice of Annual Meeting of Stockholders describes the matters to be acted upon at the annual meeting, and this proxy statement provides detailed information about the annual meeting, the matters proposed for your consideration and vote at the meeting, and other matters regarding the Company. Please read these materials carefully.
Please also take the time to vote your shares. Instructions on how to vote are included in this proxy statement, as well as in the Notice Regarding the Availability of Proxy Materials (in addition, for stockholders who receive a printed copy of the proxy materials, voting instructions also appear on the proxy card enclosed with this proxy statement).
John C. Plant
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
The annual meeting of stockholders of TRW Automotive Holdings Corp. (“TRW”) will be held at The Peninsula New York Hotel, 700 Fifth Avenue, New York, New York 10019, on Tuesday, May 18, 2010, at 4:00 p.m., local time. The purpose of the meeting is to vote on the proposals listed below and to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal 1.	The election of Jody G. Miller, John C. Plant and Neil P. Simpkins to three-year terms on the Board of Directors. The Board has nominated each of these individuals, who are current directors, for re-election.

Proposal 2.	The ratification of the appointment of Ernst & Young LLP as TRW’s independent registered public accounting firm for 2010. Ernst & Young LLP served in this same capacity in 2009.
The record date for the annual meeting is March 19, 2010. Only stockholders of record at the close of business on that date may vote at the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
Robin A. Walker-Lee
Secretary
Livonia, Michigan
March 31, 2010

March 31, 2010
TRW Automotive Holdings Corp.
12001 Tech Center Drive
Livonia, Michigan 48150
Proxy Statement
General Information
What is this document?
This document is the Proxy Statement of TRW Automotive Holdings Corp. furnished in connection with our annual meeting of stockholders to be held on May 18, 2010. This Proxy Statement is first being sent or made available to stockholders electronically via the Internet on or about March 31, 2010. We will refer to the company throughout as “TRW,” the “Company,” “we” or “us”.
What is the Notice Regarding the Availability of Proxy Materials?
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), TRW is furnishing this Proxy Statement and its 2009 annual report (the “proxy materials”) to certain record holders via the Internet, and providing a Notice Regarding the Availability of Proxy Materials (the “Notice of Availability”) by mail. We expect to mail the Notice of Availability or proxy materials, as appropriate, on or about March 31, 2010 to all such stockholders of record that are entitled to vote at the annual meeting. The Notice of Availability contains instructions on how to access and review the proxy materials and how to vote.
Will I receive a printed copy of any of the proxy materials?
If you receive a Notice of Availability by mail you will not receive a printed copy of the proxy materials or a proxy card unless you request copies by following the instructions included in the Notice of Availability.
Is there any other information that I should be provided?
Yes. In addition to this Proxy Statement, you should have access to our 2009 annual report, which contains financial and other information about TRW for our most recently completed fiscal year. You may also have received the Notice of Availability and, if you have not received one, a proxy card can be mailed to you upon request.
What is the purpose of this Proxy Statement?
We are providing this Proxy Statement and the form of proxy card to solicit your proxy (i.e. permission) to vote your shares of TRW stock upon certain matters. You are invited to attend the annual meeting and vote your shares directly. Even if you do not attend, however, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf.
Who is paying the costs of the Proxy Statement and the solicitation of my proxy?
TRW.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?
Your proxy is being solicited by and on behalf of our Board of Directors. TRW will solicit proxies by mail and may also solicit proxies in person, or by telephone, facsimile transmission or other means of electronic communication. Directors, officers and other employees of TRW who solicit proxies will do so without extra remuneration except reimbursement of out-of-pocket expenses. TRW may also pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending notices, proxies and proxy materials to beneficial owners of TRW common stock and for obtaining their instructions.
Voting Matters
What am I voting on?
You will be voting on the following:
1.	The election of three directors nominated by the Board for a three-year term;

2.	The ratification of Ernst & Young LLP as our independent public accountants for 2010; and

3.	Any other matter properly brought before the annual meeting.
Proposals 1 and 2, which are described further under “Proposals Requiring Your Vote,” will be presented at the meeting by management.
Who is entitled to vote?
Stockholders of record of our common stock at the close of business on March 19, 2010, the record date, may vote at the annual meeting. On March 19, 2010, 119,219,963 shares of our common stock were outstanding. Each stockholder has one vote for each share of common stock owned of record at the close of business on the record date.
How do I vote?
If you are a stockholder of record, you can vote your shares in the following manner:
•	In Person — You may vote in person at the annual meeting. You should bring photo identification for entrance to the annual meeting.
•	Via the Internet — The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
Internet voting facilities will close at 11:59 p.m. Eastern Time on May 17, 2010. You may access this Proxy Statement and other proxy materials by going to www.proxyvote.com and entering the control number shown on your Notice of Availability (or, if you did not receive a Notice of Availability, the control number appears on the proxy card sent to you). You will then be directed to select a link where you will be able to vote on the proposals presented here.
•	By Mail — Stockholders who receive a paper proxy card may vote by mail by completing, signing and dating their proxy card where indicated and mailing it in the pre-addressed envelope that accompanies the card. Proxy cards submitted by mail must be received by the time of the annual meeting in order for your shares to be voted.
If you did not receive a package of printed materials containing a proxy card, a proxy card may be obtained by either calling (800) 579-1639 and requesting a copy or requesting a copy by e-mail. When requesting material by e-mail, send a blank e-mail to sendmaterial@proxyvote.com with the control number included in the Notice of Availability in the subject line. If you requested a printed copy of the proxy materials, a proxy card was enclosed with this Proxy Statement.

If you vote via the Internet or by returning your signed proxy to us before the annual meeting, we will vote your shares as you direct. However, if you submit your proxy without indicating your voting instructions, we will vote your shares “For” the election of the nominees for director identified under Proposal 1 in the section entitled “Proposals Requiring Your Vote,” and “For” Proposal 2.
If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), rather than directly in your own name, you must vote your shares in the manner prescribed by your broker, trustee or nominee, which may include voting by using the Internet or by telephone.
Whether you are a stockholder of record or hold your shares in street name, you can specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1). You can also specify whether you approve, disapprove, or abstain from the other proposals to be presented at the meeting.
Can I change my mind and revoke my proxy?
Yes. If you are a stockholder of record you may revoke your proxy at any time before it is exercised at the annual meeting in any of three ways:
•	By notifying TRW’s secretary in writing before the annual meeting;

•	By submitting another valid proxy with a later date; or

•	By voting in person at the meeting.
You will not revoke a proxy merely by attending the meeting. To revoke a proxy, you must take one of the actions described above.
If you are a stockholder who holds shares through a broker, trustee or other nominee (in “street name”), you must follow the instructions provided by your broker, trustee or nominee if you wish to change your vote.
How do I vote under employee plans?
If you participate in the TRW Automotive Retirement Savings Plan for Salaried Employees or the TRW Automotive Retirement Savings Plan for Hourly Employees, then you will receive a set of the proxy materials either through the mail (which will include a proxy card) or by email (which will include the control number in the text of the email). In either case, you may vote your shares over the Internet or by mail, as described above. By voting, you are instructing the plan trustees, plan committees or independent fiduciaries of those plans how to vote your shares. They will vote the shares in accordance with your instructions and the terms of the plan. If you do not provide voting instructions for shares held for you in any of these plans, then your shares will be voted by an independent fiduciary.
In accordance with the terms of the applicable employee plan and to the extent permitted under applicable law, you are considered the “named fiduciary” (as defined in the Employee Retirement Income Security Act of 1974, as amended) of the employee plan with regard to the stock funds in which you invest and otherwise exercise control. If you participate in any of these plans or maintain other accounts under more than one name, you may have received more than one set of proxy materials. To be sure that all shares are counted, you must provide a separate valid proxy for shares held in each such name, either over the Internet or by signing and returning by mail a proxy card for all applicable shares.
How many votes must be present to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock on the record date is necessary to constitute a quorum.

How many votes are needed to elect directors and approve other matters?
In the election of directors, the three persons receiving the highest number of “For” votes (referred to as a “plurality” of votes) will be elected. Stockholders may not cumulate their votes in the election of directors.
The affirmative vote of a majority of shares present in person or represented by proxy at the meeting is required to approve each proposal other than the election of directors. Each share of common stock carries one vote.
How will abstentions and broker non-votes be treated?
Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority (as is the case for non-routine matters) and have not received instructions as to how to vote on those proposals (so-called “broker nonvotes”) are also considered “shares present.” Accordingly, abstentions and broker nonvotes are the equivalent of votes against a proposal where approval requires a majority of shares present. Abstentions and broker nonvotes will not affect the outcome in the election of directors because directors are elected by a plurality of votes rather than a majority of votes.
What if I have the same address as another stockholder?
The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements, annual reports and notices of availability with respect to two or more stockholders sharing an address by delivering a single proxy statement, annual report or notice of availability to those stockholders. This procedure reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.
TRW has been notified that certain intermediaries will utilize this procedure for TRW’s Notice of Availability and its proxy materials. Therefore, only one copy may have been delivered to multiple stockholders sharing a single address. If you wish to opt out of this procedure and receive a separate Notice of Availability or set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your broker, trustee or other nominee or TRW at the address and telephone number below.
A separate copy of the proxy card, the 2009 annual report and/or the Proxy Statement for the annual meeting will be promptly delivered upon oral request to either TRW’s agent at (800) 579-1639 or an email request to sendmaterial@proxyvote.com, or to TRW’s Investor Relations Department at (800) 219-7411 or written request to Investor Relations, TRW, 12001 Tech Center Drive, Livonia, Michigan 48150.
How will TRW’s largest stockholder vote?
As of March 19, 2010, an affiliate of The Blackstone Group L.P. (“Blackstone”) beneficially owns and has the right to vote 30.2% of the outstanding shares of our common stock. Blackstone has advised us that they intend to vote all such shares in favor of the nominees for director and in favor of Proposal 2. However, since Blackstone owns less than a majority of the shares, neither a quorum at the annual meeting, nor the approval of Proposal 2 is assured.
Are there any other matters to be acted upon at the meeting?
We do not know of any other matters to be presented or acted upon at the meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Where do I find the results of the voting?
We will publish the voting results in a Current Report on Form 8-K within four business days after the meeting. You will also be able to find the results in the “Investors” section of TRW’s home page on TRW’s Internet site (www.trw.com).
Proposals Requiring Your Vote
PROPOSAL 1 — ELECTION OF DIRECTORS
The first proposal on the agenda for this year’s annual meeting will be to elect the three directors nominated by the Board to serve as Class III directors for a three-year term beginning at the meeting and expiring at the 2013 annual stockholders’ meeting or until succeeded by another qualified director who has been properly elected. The Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III directors are up for election at the meeting. The nominees for election are Jody G. Miller, John C. Plant and Neil P. Simpkins, all of which are current Class III directors. The Class I and Class II directors will continue in office following the meeting. Their terms will expire in 2011 (Class I) and 2012 (Class II). For information regarding the director nominees and our other directors, see the section entitled “The Board of Directors” below.
We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all the nominees specified above. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.
The Board of Directors recommends a vote “For” the director nominees. Proxies solicited by the Board of Directors will be voted “For” the director nominees unless stockholders specify a different choice.
* * * * *
PROPOSAL 2 — SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board of Directors has the sole responsibility for selecting the independent public accountants to audit TRW’s consolidated financial statements. The Audit Committee’s selection of Ernst & Young LLP to audit TRW’s consolidated financial statements for 2010 is being submitted to you for ratification. Representatives of Ernst & Young LLP will be at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.
TRW management will present the following resolution at the meeting:
“RESOLVED: That the selection of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for 2010 is ratified.”
If the stockholders do not ratify this selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent public accountants. Even if the selection is ratified, the Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of TRW and its stockholders.
The Board of Directors recommends a vote “For” Proposal 2. Proxies solicited by the Board of Directors will be voted “For” this Proposal 2 unless stockholders specify a different choice.

The Board of Directors
The Board of Directors (the “Board”) currently consists of nine directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Board met seven times during 2009, four of which were regular meetings and the remaining special meetings. Directors are expected to attend all scheduled Board and committee meetings. All of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and committees of the Board during their tenure on each in 2009. Director presence at the annual meeting is encouraged, and all of our Board members attended the 2009 annual meeting.
Board Leadership Structure
Our chief executive officer is a member of the Board, but does not serve as its Chairman. Neil P. Simpkins, a senior managing director of Blackstone, currently serves as the Chairman of the Board, and has served in such capacity since April 2003, shortly after an affiliate of Blackstone acquired the Company. Given that the Blackstone affiliate continues to own approximately 30% of our outstanding common stock, this Board leadership structure remains appropriate.
Director Independence
TRW’s Board is currently comprised of six directors who qualify as “independent” as such term is defined by the rules adopted by the SEC and the New York Stock Exchange (“NYSE”) listing requirements. To be considered independent, the Board must determine each year that a director does not have any direct or indirect material relationship with TRW. When assessing the “materiality” of any relationship a director has with TRW, the Board reviews all the relevant facts and circumstances of the relationship to assure itself that no commercial or charitable relationship of a director impairs such director’s independence.
The Board established guidelines, which are set forth in the Corporate Governance Guidelines published on TRW’s Internet site (www.trw.com), to assist it in determining director independence under the NYSE listing requirements. These guidelines provide that a director will not be independent if, within the preceding three years (i) the director was employed by TRW or its subsidiaries; (ii) an immediate family member of the director was employed by TRW or its subsidiaries as an executive officer; (iii) a TRW executive officer was on the compensation committee (or a committee performing similar functions) of the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or (iv) the director or an immediate family member of the director received more than $120,000 during any twelve-month period in direct compensation from TRW or its subsidiaries (other than payments for current or past service as a director or compensation received by a family member for service as a non-executive employee). In addition, a director will not be independent if (i) the director or an immediate family member of the director is a current partner of TRW’s independent auditor; (ii) the director is a current employee of such firm; (iii) an immediate family member of the director is a current employee of such firm and personally works on TRW’s audit; or (iv) the director or immediate family member of the director was within the last three years a partner or employee of such firm and personally worked on TRW’s audit within that time. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a TRW director is an employee of another company that does business with TRW and the annual sales to, or purchases from, TRW or its subsidiaries are less than the greater of $1 million or 2% of the annual revenues of the company he or she is employed by; (ii) if a TRW director is an employee of another company which is indebted to TRW or its subsidiaries, or to which TRW or its subsidiaries is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company he or she is employed by; and (iii) if a TRW director serves as an officer, director or trustee of a charitable organization and TRW’s discretionary charitable contributions to the organization are less than the greater of $1 million or 2% of that organization’s total annual charitable receipts. (Automatic matching of employee charitable contributions will not be included in the amount of TRW’s contributions for this purpose.)

The Board has affirmatively determined that each of the following directors and nominees for director meet these standards for independence and qualify as independent: James F. Albaugh, Francois J. Castaing, Michael R. Gambrell, J. Michael Losh, Jody G. Miller and Paul H. O’Neill. Throughout this Proxy Statement, we refer to these directors as our “independent directors.” In determining the independence of these directors, the Board of Directors considered their charitable affiliations, but found that TRW either made no donations to their affiliated charities or donations were well below the prohibited levels. The Board also considered Mr. O’Neill’s status as a special advisor to Blackstone, in light of TRW’s payment of $5 million in annual fees to Blackstone under a transaction and monitoring fee agreement, which is described below under “Transactions with Related Persons.” The Board concluded that Mr. O’Neill is nonetheless independent because he is not an employee or executive officer of Blackstone. In addition, as such, he is not deemed to beneficially own the TRW stock held by Blackstone and so is not an “affiliated person” of TRW. With respect to Mr. Gambrell, the Board also considered TRW’s purchases of product from The Dow Chemical Company (“Dow”), Mr. Gambrell’s employer, and Dow Corning which is 50% owned by Dow. However, given that TRW’s annual purchases in 2009 totaled approximately 0.005% of Dow’s annual sales, the Board concluded that Mr. Gambrell is independent and does not have a material interest in the purchase transactions. In addition, although Mr. Losh serves on the audit committee of more than three publicly traded companies, the Board determined that such simultaneous service does not impair his ability to serve on TRW’s Audit Committee because Mr. Losh is not otherwise employed. There were no other relationships, transactions or arrangements with any of the independent directors required to be disclosed herein or not required to be so disclosed but considered by the Board.
Board’s Role in Risk Oversight
The Board is involved in the risk oversight of TRW in several ways. Regularly throughout the year management presents information to either the Board or to the Audit Committee on areas and topics related to risks faced by TRW. The Board receives regular reports on TRW’s legal and ethical helpline activity as well as updates on other relevant matters including issues in the automotive industry that may impact TRW, operations reviews and treasury related updates. TRW’s Vice President of Internal Audit dually reports to the Chairman of our Audit Committee as well as our Chief Financial Officer. In addition to receiving regular internal audit and Sarbanes-Oxley reports, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors which provides the opportunity for confidential discussion. The Audit Committee also receives regular reports on any fraud investigations and evaluates any related party transactions that may arise. In addition, on an annual basis we conduct an Enterprise Risk Management (“ERM”) assessment, the results of which are reported to the Audit Committee. This assessment is utilized and updated throughout the year as circumstances change. Within TRW, risk responsibilities are aligned to functional expertise and shared among the senior executives with overall responsibility for risk management residing with the Chief Executive Officer. Major risk areas are identified, responsibility is assigned and responsive processes are established and monitored for effectiveness.
Director Information
Neil P. Simpkins, our Chairman of the Board, presides over meetings of the non-management directors. Stockholders and other interested persons may contact Mr. Simpkins, the non-management directors as a group, or the Audit Committee directly in writing c/o TRW Automotive Holdings Corp., P.O. Box 51701, Livonia, MI 48151-5701, USA.
The following information about the directors, including the nominees, has been provided by the directors, except that the “Board Qualifications” identified below for each individual are the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of TRW at this time. There is no family relationship among the directors or between any director and an executive officer. Mr. Simpkins, Mr. Friedman and Mr. O’Neill were originally designated by an affiliate of Blackstone for nomination to the Board pursuant to such affiliate’s right under a stockholders agreement, the current form of which is described below under “Transactions with Related Persons.”

Class III — Nominees Standing for Re-Election:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Jody G. Miller, 52 Director	2005	Ms. Miller founded in 2005 and became CEO of The Business Talent Group LLC, a privately held company providing top independent business talent to companies for project and interim executive assignments. She also brings significant experience and insight in the fields of human capital and senior talent management. She was a Venture Partner with Maveron, LLC from 2000 to 2007. From 1995 to 1999, Ms. Miller held a variety of executive positions, including Executive Vice President and Acting President and Chief Operating Officer, at Americast, a digital video and interactive services partnership of Ameritech, BellSouth, GTE, SBC, SNET and The Walt Disney Company. She also serves on the board of directors of Capella Education Company, a leading online university (NASDAQ).

		Board Qualifications: Ms. Miller brings an entrepreneurial and venture capital viewpoint to the Board gained through her experience with Maveron and in founding The Business Talent Group LLC. She has executive management experience and is knowledgeable about the capital markets. Ms. Miller is also experienced in the workings of government and knowledgeable about policy issues and other political matters, having served in two U.S. government administrations as a Special Assistant to the President from 1993-5 and as a White House Fellow and consultant in the Department of Treasury from 1990-2. She also serves on the board of another public company.

John C. Plant, 56 Director, President and Chief Executive Officer	2003	Mr. Plant has been our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.

		Board Qualifications: The Board benefits from Mr. Plant’s extensive knowledge of all aspects of TRW’s business, including its operations, business development matters, financial performance and structure, legal matters and human resources. Given his current role as our President and Chief Executive Officer as well as his prior positions within TRW, Mr. Plant has held a strategic executive role in the company running aspects of its global operations for an extended period of time which provides added historical and strategic insight.

Neil P. Simpkins, 43 Director, Chairman of the Board	2003	Mr. Simpkins has served as a senior managing director of Blackstone since December 1999. From 1993 until the time he joined Blackstone, Mr. Simpkins was a principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in London and the Asia Pacific region. He currently serves on the board of directors of Vanguard Health Systems Inc., Team Health L.L.C., Apria Healthcare Group Inc. and Summit Materials, LLC.

Board Qualifications: Mr. Simpkins has extensive knowledge about the debt and capital markets and company capitalization structures as a result of his position and tenure with Blackstone as well as prior experience with Bain Capital. He also possesses executive management and strategic skills gained through his experience with other Blackstone portfolio companies. Mr. Simpkins has additional board experience with two other public companies which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over seven years.
Class I — Terms Expiring in 2011:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Francois J. Castaing, 64 Director	2004	Mr. Castaing is a consultant for Castaing & Associates. Mr. Castaing retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation serving as Executive Vice President of Vehicle Engineering from 1988 to 1996 and subsequently ran Chrysler International Operations. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing currently serves on the board of directors and audit committee of Amerigon Incorporated.

		Board Qualifications: Mr. Castaing’s technical leadership and strategic insight into the direction of the automotive industry gained through his extensive experience with Chrysler Corporation and American Motors are of particular benefit to our Board. Mr. Castaing is knowledgeable about our customers, our supply chain and automotive product development issues. The Board has determined that Mr. Castaing, who is a member of our audit committee, is financially literate. His service as a board and audit committee member of another public company also helps TRW informally benchmark its practices. Mr. Castaing also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for approximately six years.

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

Michael R. Gambrell, 56 Director	2008	Mr. Gambrell is currently Executive Vice President for The Dow Chemical Company, responsible for the company’s Manufacturing and Engineering organization since 2007. In addition Mr. Gambrell has been a member of Dow’s Executive Leadership Committee, which is responsible for corporate strategy and financial performance, since 2003. He also serves on the company’s Strategy Board, Sustainability Team Geographic Leadership Council, and is an ex officio member of Dow’s board of director’s Environmental, Health & Safety Committee. From 2005 to 2008, Mr. Gambrell served as the Executive Vice President for Base Plastics and Chemicals Portfolio with executive oversight for Dow’s activities in India, Middle East and Africa, in addition to his current responsibilities. From 2003 to 2005, Mr. Gambrell served as Senior Vice President for Chemicals and Intermediates Portfolio. Mr. Gambrell, who joined Dow in 1976, has held various executive positions throughout Dow, including Vice-President of Operations of Latin America. He is a member of the executive committee and board of directors for the National Association of Manufacturers. He is also a member of the US-India Business Council, and the University of Michigan Engineering Advisory Council.

		Board Qualifications: As a result of his positions and tenure at Dow, Mr. Gambrell has executive management skills and international experience in a complex global business, which provides him with an understanding of the impact of differing cultural, political and regulatory systems. He also has experience with merger and acquisition transactions and their integration, possesses technical leadership skills and is knowledgeable and experienced in addressing health, safety and environmental issues.

Paul H. O’Neill, 74 Director	2003	Mr. O’Neill has been a Special Advisor at Blackstone since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chairman and Chief Executive Officer of Alcoa from 1987 through 1999. He retired as Chairman of Alcoa in 2000. He currently also serves on the board of directors of Celanese Corporation. During the past five years Mr. O’Neill also served on the board of directors of Eastman Kodak Company and Nalco Company.

		Board Qualifications: As a result of his twelve year tenure as Alcoa’s Chairman and CEO, Mr. O’Neill has executive management skills in an industry that supplies a key material for the automotive industry, as well as general management experience in operating a complex global corporation. He is also experienced in the workings of government and knowledgeable about the capital markets and macroeconomic factors, having served as the U.S. Secretary of the Treasury. In addition, Mr. O’Neill has had board experience with several public companies, which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over six years.

Class II — Terms Expiring in 2012:

	First
Name, Age and	Became a
Position	Director	Principal Occupation, Business Experience and Directorships

James F. Albaugh, 59 Director	2006	Mr. Albaugh is currently president and chief executive officer of Boeing’s Commercial Airplanes business unit and a member of the company’s Executive Council. Prior to his current position, Mr. Albaugh was president and chief executive officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. Prior to that time, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is a fellow of the American Institute of Aeronautics and Astronautics, the Royal Aeronautical Society, an elected member of the International Academy of Aeronautics, the Aerospace Industries Association Board of Governors Executive Committee and other professional organizations.

		Board Qualifications: As a result of his positions and tenure at Boeing, Mr. Albaugh has executive management skills, experience with complex contracts, and experience with governmental oversight in a complex manufacturing company. The Board has determined that Mr. Albaugh, who is a member of our audit committee, is financially literate. He also possesses technical leadership skills, is knowledgeable about product development issues and is knowledgeable and experienced in public relations issues.

Robert L. Friedman, 67 Director	2003	Mr. Friedman has served as a senior managing director of Blackstone since February 1999 and in addition as Chief Legal Officer of Blackstone since January 2003. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett LLP, a New York law firm. He currently also serves on the board of directors of Axis Capital Holdings Limited, the India Fund, Inc. and FGIC. During the past five years Mr. Friedman also served on the board of directors of Corp. Group, Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. and Premcor Inc.

		Board Qualifications: Mr. Friedman has extensive knowledge of legal and compliance matters as a result of his position and tenure with Simpson Thacher & Bartlett LLP as well as his ongoing service as the Chief Legal Officer of Blackstone. In addition, he is knowledgeable about the debt and capital markets and possesses executive management skills gained through his experiences at both STB and Blackstone, including in his position as Chief Administrative Officer of Blackstone from 2003 through 2007. He has also had board experience with several public companies, which helps TRW informally benchmark its practices. In addition, Mr. Friedman possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over seven years.

J. Michael Losh, 63 Director	2003	Mr. Losh was interim chief financial officer of Cardinal Health Inc. from July 2004 until May 2005. He served as the Chairman of the Board of Metaldyne Corporation from October 2000 to April 2002. Prior to that, he was the Executive Vice President and Chief Financial Officer of General Motors Corp. from July 1994 to September 2000. At General Motors he served in a variety of operating and financial positions from 1964 to 2000. He currently also serves on the board of directors and compensation, finance and governance/nominating committees of Aon Corporation, on the board of directors and audit committee of H.B. Fuller Company, AMB Property Corporation and CareFusion Corporation and on the board of directors and the audit, compensation and pricing committees of Masco Corporation. During the past five years Mr. Losh also served on the board of directors of Cardinal Health Inc. and Metaldyne Corporation.

Board Qualifications: Mr. Losh, whose extensive financial knowledge and experience qualifies him as an “audit committee financial expert,” serves as the Chairman of our Audit Committee. His knowledge of financial and accounting matters and company capitalization structures as well as the capital markets, gained during his tenure as the Chief Financial Officer of one of our largest customers, provides him with direct insight into issues applicable in our industry and to us specifically. In addition, Mr. Losh serves as a board and audit or compensation committee member of several public companies which helps TRW informally benchmark its practices. He also possesses considerable knowledge about TRW specifically, having served as a TRW Board member for over six years.
Committees of the Board of Directors
There are three standing committees of our Board of Directors: Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee, each of which is composed entirely of independent directors. Each Committee operates under a written charter, which is available for review on TRW’s Internet site (www.trw.com). The Board has determined that each member of the Company’s standing Committees is independent as defined by the NYSE rules.
Audit Committee

Members:	J. Michael Losh (Chairman) James F. Albaugh Francois J. Castaing

Meetings in 2009:	7 (Seven)

Purpose:	The Audit Committee is responsible for (1) selecting the independent auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of TRW’s financial statements; the independent accountant’s qualifications, independence and performance; the performance of TRW’s internal audit function; and compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) reviewing with the independent auditor and management the adequacy and effectiveness of the systems of internal controls, (6) discussing the annual audited and quarterly financial statements with management and the independent auditor, (7) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (8) discussing policies with respect to risk assessment and risk management, (9) meeting separately, periodically, with management, internal auditors and the independent auditor, (10) reviewing with the independent auditor any audit problems or difficulties and management’s response, (11) setting hiring policies for employees and former employees of the independent auditors, (12) reviewing reports and disclosures of related party transactions and approving or ratifying any such transaction, if appropriate, (13) with respect to the independent accountant, overseeing the rotation of the audit partners, (14) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time, and (15) reporting regularly to the full Board.

Each of the Audit Committee members is independent as that term is used in section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that Mr. Losh, the former Chief Financial Officer of General Motors Corp., is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act and the related SEC rules. In addition, the Board has determined James F. Albaugh and Francois J. Castaing have significant experience in reviewing, understanding and evaluating financial statements and are financially literate, as such term has been defined by the listing standards of the NYSE.
Compensation Committee

Members:	Francois J. Castaing (Chairman) J. Michael Losh

Meetings in 2009:	7 (Seven)

Purpose:	The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing the compensation of TRW’s independent directors and reviewing and approving the compensation of TRW’s executive officers (after consultation and recommendation from the Chief Executive Officer in the case of the other executive officers), (3) reviewing and approving employment contracts and other similar arrangements between TRW and executive officers, (4) reviewing and consulting with the Chief Executive Officer on the evaluation of executive performance and other related matters, (5) reviewing and making recommendations to the Board with respect to stock plans and other incentive compensation plans, (6) overseeing, interpreting and making grants and awards under TRW’s incentive compensation plans and equity based plans, and (7) such other matters that are specifically delegated to the Compensation Committee by the Board from time to time. It also is responsible for reviewing and discussing with management the Compensation Discussion and Analysis to be included in the proxy statement and determining whether to recommend it for inclusion in the proxy statement. The Compensation Committee may delegate any or all of its responsibilities to a sub-committee of the Compensation Committee and may delegate to the Chief Executive Officer certain authority with respect to grants of equity based awards to non-executive officers and other employees of TRW.

Consultants:	The Compensation Committee has the authority to retain outside advisors, including compensation consultants and other experts, in discharging its duties and responsibilities and also has the authority to approve any such consultant’s fees and other terms of retention. From time to time, the Compensation Committee solicits advice from outside compensation consultants on executive compensation matters relating to our executive officers. The Compensation Committee did not engage the services of any such outside consultants in 2009. However, Company management regularly engages compensation consultants to provide survey and benchmarking data. For a description of services provided by consultants relating to 2009 executive compensation, see “Compensation Discussion and Analysis” below.

Corporate Governance and Nominating Committee

Members:	Jody G. Miller Paul H. O’Neill

Meetings in 2009:	None. The Corporate Governance and Nominating Committee held no formal meetings and acted in 2009 solely by written consent.

Purpose:	The Corporate Governance and Nominating Committee is generally responsible for identifying qualified Board candidates, recommending director nominees, and overseeing the evaluation of the Board’s performance and the Corporate Governance Guidelines.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for nominees for director. Recommendations should be submitted to our secretary, with the recommended candidate’s biographical data and written consent to nomination and to serving, if elected, not later than the date by which stockholder proposals for action must be submitted. Procedures to be followed by stockholders in recommending nominees for director are described below under “Stockholder Proposals.” Candidates recommended by stockholders will be evaluated using the same criteria as other potential nominees.
Director Criteria
Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to TRW in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality.
With respect to diversity, the Corporate Governance and Nominating Committee’s objective is for the Board as a whole to maintain an appropriate mix of expertise, skill sets, viewpoints and professional experience, including experience in both government as well as a variety of industries that have relevance to our own. These specific qualifications may vary from one year to another, depending on the composition of the Board at that time.
Our independent directors are also required to meet certain stock ownership guidelines. We feel this further aligns their interests with those of our stockholders. Under these guidelines, the independent directors are expected, over a period of five years from the date they are elected as a director, to acquire and hold a total of eight thousand (8,000) shares of our common stock. Unvested restricted stock units do not count toward satisfying these requirements. Each of our independent directors who has been a Board member for five years or more meets or exceeds these guidelines.
Each of the nominees for the Board included on the proxy card for the 2010 annual meeting is standing for re-election.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to our directors, chief executive officer, chief financial officer, principal accounting officer and other employees. This code is called our Standards of Conduct and is available on TRW’s Internet site (www.trw.com) under Investors/Corporate Governance.

Security Ownership of Certain Beneficial Owners and Management
The table below shows how much of our common stock was beneficially owned as of March 19, 2010 (unless another date is indicated) by (i) each person known by TRW to beneficially own more than 5% of our common stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement, and (iv) all directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights within 60 days of March 19, 2010 (such as by exercising options).

Name of Beneficial Owner	Number	Percent

Beneficial Owners of More than 5%:
Blackstone (1)	36,021,930	30.2
Stephen A. Schwarzman (1)	36,021,930	30.2
FMR LLC (2)	14,472,042	12.1
Wellington Management Company, LLP (3)	7,271,851	6.1

Directors and Executive Officers:
James F. Albaugh	12,000	*
Francois J. Castaing (4)	12,900	*
Robert L. Friedman (1)	36,021,930	30.2
Michael R. Gambrell	4,375	*
J. Michael Losh	19,400	*
Jody G. Miller	14,200	*
Paul H. O’Neill	17,500	*
John C. Plant (5)(6)	2,317,751	1.9
Neil P. Simpkins (1)	36,021,930	30.2
Joseph S. Cantie (5)	569,025	*
Peter J. Lake (5)	631,054	*
Steven Lunn (5)	1,026,255	*
Neil E. Marchuk (5)	114,413	*
All directors and executive officers as a group (14 persons) (7)	4,741,873	3.9

*	Less than 1% of shares of common stock outstanding.

(1)	Shares shown as beneficially owned by Blackstone are held directly by Automotive Investors L.L.C. (“AI LLC”), a Delaware limited liability company. Blackstone Capital Partners IV L.P. owns a majority of the membership interests of AI LLC and has investment and voting control over our shares held by AI LLC. Blackstone Management Associates IV L.L.C. is the sole general partner of Blackstone Capital Partners IV L.P. Blackstone Holdings III L.P. is the managing member of Blackstone Management Associates IV L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. The Blackstone Group L.P. is the member of Blackstone Holdings III GP Management L.L.C. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Messrs. Friedman and Simpkins are members of Blackstone Management Associates IV L.L.C., which has investment and voting control over the shares controlled by Blackstone Capital Partners IV L.P., and may be deemed to be beneficial owners of such shares. Mr. Stephen A. Schwarzman is a founding member of Blackstone Group Management L.L.C. and, as such, may also be deemed to share beneficial ownership of the shares controlled by these entities. Each of Blackstone Management Associates IV L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., The Blackstone Group L.P., Blackstone Group Management L.L.C. and Messrs. Friedman, Simpkins and Schwarzman disclaims beneficial ownership of such shares. The address of each of the Blackstone entities is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Based on Amendment No. 3 to Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC. According to such Schedule, Fidelity Management and Research Company (“Fidelity”), a subsidiary of FMR LLC, is the beneficial owner of 14,015,315 shares as a result of acting as investment adviser to various investment companies (which included 794,815 shares resulting from the assumed conversion of $23,488,000 principal amount of the Company’s outstanding senior exchangeable notes), (ii) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 42,976 shares (which were shares resulting from the assumed conversion of $1,270,000 principal amount of the Company’s outstanding senior exchangeable notes), (iii) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 239,071 shares (which included 35,971 shares resulting from the assumed conversion of $1,063,000 principal amount of the Company’s outstanding senior exchangeable notes), and (iv) FIL Limited (“FIL”) is the beneficial owner of 174,680 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL or trusts for their benefit (i) may be deemed to form a controlling group with respect to FMR LLC, and (ii) predominantly control partnerships which own a portion of FIL’s voting stock. FMR LLC and FIL are of the view that they are not required to attribute to each other the beneficial ownership of these shares. However, FMR LLC voluntarily filed the Schedule as if all the shares were beneficially owned on a joint basis, and indicated sole voting power over 425,155 shares and sole investing power over 14,472,042 shares. Fidelity’s address is 82 Devonshire Street, Boston Massachusetts 02109, PGALLC’s and PGATC’s address is 900 Salem Street, Smithfield, Rhode Island 02917 and FIL’s address is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(3)	Based on Amendment No. 7 to Schedule 13G filed with the SEC on February 12, 2010 by Wellington Management Company, LLP (“Wellington”). Wellington, in its capacity as investment adviser, may be deemed to own these shares, which are held of record by Wellington’s clients. According to such Schedule, Wellington has shared voting power over 4,871,464 shares and shared investment power over 7,271,851 shares. Wellington’s address is 75 State Street, Boston, Massachusetts 02109.

(4)	All of such shares shown as beneficially owned by Mr. Castaing are held indirectly by Castaing and Associates, Inc., in which Mr. Castaing has a controlling interest.

(5)	Shares shown as beneficially owned by the executive officers include shares underlying stock options which are exercisable or may be exercised within 60 days as follows: (1) 1,880,999 shares for Mr. Plant, (2) 456,000 shares for Mr. Cantie, (3) 829,333 shares for Mr. Lunn, (4) 561,999 shares for Mr. Lake, and (5) 76,706 shares for Mr. Marchuk. Shares shown as beneficially owned by the executive officers also include any shares held through the TRW Automotive Retirement Savings Plan for Salaried Employees (the “Salaried 401(k) Plan”).

(6)	120,000 of the shares and 121,230 of the options shown as beneficially owned by Mr. Plant are held directly by a limited liability company and one or more trusts, respectively, set up for his estate planning purposes.

(7)	Shares shown as beneficially owned by all directors and executive officers as a group exclude shares beneficially owned by Blackstone.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10% of a registered class of TRW’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such officers, directors and persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file with the SEC.

Based solely on our review of copies of such forms that were furnished to TRW or written representations from TRW’s officers and directors that no Form 5 ownership reports were required for those persons, the Company believes that all filing requirements applicable to its directors, executive officers and greater than 10% stockholders were complied with during fiscal year 2009.
Transactions with Related Persons
Stockholders Agreement
On May 29, 2007, we entered into a Third Amended and Restated Stockholders Agreement (the “Third Restated Agreement”) with Automotive Investors L.L.C. (“AI LLC”), an affiliate of Blackstone, which restated the Second Amended and Restated Stockholders Agreement dated as of January 28, 2004 among TRW, AI LLC and an affiliate of Northrop Grumman Corporation. Among other things, under the Third Restated Agreement we have certain obligations with respect to both demand and incidental (or piggyback) registration rights held by AI LLC.
Employee Stockholders Agreement
The employee stockholders agreement that we and our management group entered into with an affiliate of Blackstone at the closing of the acquisition by affiliates of Blackstone of the shares of the subsidiaries of TRW Inc. engaged in the automotive business (the “Acquisition”) provides for certain restrictions and rights in connection with certain sales of shares of our common stock held by our management stockholders. Stockholders party to this agreement who receive an offer to purchase all of TRW’s outstanding shares or substantially all of TRW’s assets have the right to drag along the other stockholder parties in such transaction and the stockholder parties have the right to tag along in any transfer of at least a majority of our outstanding stock. In addition, TRW has certain continuing obligations with respect to piggyback registration rights held by the employee stockholders who are affiliates. The agreement ceases to apply with respect to any shares sold in a public offering or pursuant to Rule 144 under the Securities Act of 1933.
Transaction and Monitoring Fee Agreement
In connection with the Acquisition, Blackstone entered into a transaction and monitoring fee agreement whereby Blackstone agreed to provide us monitoring, advisory and consulting services, including advice regarding (i) structure, terms and negotiation of debt and equity offerings; (ii) relationships with our and our subsidiaries’ lenders and bankers; (iii) corporate strategy; (iv) acquisitions or disposals; and (v) other financial advisory services as more fully described in the agreement. For these services, we paid an upfront transaction and advisory fee upon closing of the Acquisition, and have agreed to pay an annual monitoring fee of $5 million. Blackstone may elect, at any time, to receive, in lieu of annual payments of the monitoring fee, a single lump sum cash payment equal to the then-present value of all then-current and future monitoring fees payable under this agreement, assuming the termination date to be the tenth anniversary of the closing date of the Acquisition. We agreed to indemnify Blackstone and its affiliates, directors, officers and representatives for losses relating to the services contemplated by this agreement. The agreement terminates on the earliest of (1) the date on which Blackstone owns less than 5% of the number of shares of our common stock then outstanding; (2) Blackstone elects to receive a single lump sum cash payment in lieu of annual payments of the monitoring fee; and (3) such earlier date as we and Blackstone may mutually agree upon. Since the beginning of 2009, we have paid Blackstone $5 million in monitoring fees plus reimbursed approximately $82,000 of Blackstone’s expenses in connection with this agreement.

Core Trust Purchasing Group
In the first quarter of 2006, we entered into a five-year participation agreement (“participation agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”) designating CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG. If the Company does not do so, the sole remedy of CPG is to terminate the agreement. The agreement does not obligate the Company to purchase any fixed or minimum quantities nor does it provide any mechanism for CPG to require the Company to purchase any particular quantity. In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases.
Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of purchases by us under the participation agreement to an affiliate of Blackstone, with whom Messrs. Robert Friedman and Neil Simpkins, members of our Board, are affiliated and in which they may have an indirect pecuniary interest. Since the beginning of 2009, through December 17, 2009, the affiliate of Blackstone received de minimus fees from CPG in respect of TRW purchases.
Related Persons Transactions
In May 2008 our Board of Directors adopted a written policy that requires the Audit Committee to approve or ratify certain transactions involving the Company in which any director, director nominee, executive officer, 5% beneficial stockholder or any of their immediate family members (collectively, “related persons”) has a direct or indirect material interest, as determined by the Committee. This policy covers, without limitation, financial transactions, arrangements or relationships, indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships, but excludes certain transactions deemed not to involve a material interest on the part of the related person. The policy requires directors, director nominees and executive officers to promptly notify the General Counsel or the Chief Financial Officer of any transaction involving TRW and a related person so that it can be reviewed by the Audit Committee to determine whether the related person has a direct or indirect material interest. If the Audit Committee so determines, it considers all relevant information to assess whether the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. Prior to any renewal of a previously approved related person transaction the Committee will again review the transaction to determine whether it should be renewed. The participation agreement with Core Trust Purchasing Group referenced above was reviewed with the Audit Committee prior to being executed.

Audit Committee Report
The Audit Committee of our Board currently consists of three directors. All three of these individuals are independent for purposes of NYSE listing requirements and the SEC’s rules promulgated under the Sarbanes-Oxley Act of 2002. The written charter under which the Audit Committee operates was originally adopted in 2004 and has been re-evaluated annually since its adoption. The charter as amended to date is posted on TRW’s Internet site (www.trw.com).
Management has primary responsibility for the financial statements of TRW Automotive Holdings Corp. (the “Company” or “TRW”), including the audited consolidated financial statements of TRW for the year ended December 31, 2009, which we refer to herein as our audited financial statements, and TRW’s financial reporting process, including maintaining effective internal controls and assessing the effectiveness of internal control over financial reporting. TRW’s independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of TRW’s internal control over financial reporting. As provided in the Audit Committee’s charter, the Audit Committee oversees these matters.
The Audit Committee has prepared the following report on its activities:
•	The Audit Committee has reviewed and discussed the annual audited financial statements with management and EY, in advance of the public release of operating results, and filing of annual reports with the SEC;
•	The Audit Committee has reviewed and discussed the effectiveness of TRW’s internal control over financial reporting, management’s assessment thereof, and EY’s report of the effectiveness of the Company’s internal control over financial reporting with management, EY and the internal auditor;
•	The Audit Committee has discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;
•	The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from TRW; and
•	Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in TRW’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.
AUDIT COMMITTEE:
J. Michael Losh (Chairman)
James F. Albaugh
Francois J. Castaing

Independent Registered Public Accounting Firm Fees

	Fiscal Year	Fiscal Year
	2009	2008
	(in millions)	(in millions)
Audit Fees	$8.762	$11.736
Audit-Related Fees	.639	.826
Tax Fees	2.704	4.797
All Other Fees	.003	.042

Total	$12,108	$17.401

Percent of total that were audit or audit related	78%	72%

Audit Fees
Audit fees are related to EY’s audit of our annual financial statements, timely interim reviews of the financial statements included in quarterly reports on Form 10-Q, statutory audits, assistance with registration statements and issuance of comfort letters and consents.
Audit-Related Fees
Audit-related services consisted primarily of audits of employee benefit plans and agreed upon procedure reports required to comply with financial accounting or regulatory reporting matters.
Tax Fees
Tax fees primarily represent fees for tax-related compliance and tax planning services provided to TRW and its subsidiaries by EY.
All Other Fees
These represent fees for all other services provided to TRW and its subsidiaries by EY.
The Audit Committee has considered the nature of the above-listed services provided by EY and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with EY and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the SEC’s auditor independence requirements.
We have implemented procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided by EY. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by EY nor on our ability to procure accounting, tax or other professional services as required. In addition, in connection with the audit of the 2010 financial statements, we extended our engagement letter with EY. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policy
The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by EY. These procedures include reviewing all requested audit and permitted non-audit services and a budget for such services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and otherwise anticipated at the time the budget is submitted. Further Audit Committee approval is required to exceed the budget amount for a particular category of all audit and non-audit services by more than the greater of 10% or $20,000 (“Cost Over-Runs”) and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. For any service that has been pre-approved by the Audit Committee, management has the authority to reimburse reasonable out-of-pocket expenses incurred by EY in connection therewith. These reimbursed expense amounts do not count toward the pre-approved cost levels or budgeted amounts and are not considered a Cost Over-Run. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.
Executive Officers
The name, age and position as of March 19, 2010 and a description of the business experience of each of our executive officers is listed below. There is no family relationship among the executive officers or between any executive officer and a director. Our executive officers are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier resignation or removal.

Name	Age	Position
John C. Plant	56	President, Chief Executive Officer and Director
Joseph S. Cantie	46	Executive Vice President and Chief Financial Officer
Steven Lunn	61	Executive Vice President and Chief Operating Officer
Peter J. Lake	54	Executive Vice President, Sales and Business Development
Neil E. Marchuk	52	Executive Vice President, Human Resources
Robin A. Walker-Lee	55	Executive Vice President, General Counsel and Secretary
John C. Plant has been our President and Chief Executive Officer as well as a member of our board of directors since February 2003. Prior to that, Mr. Plant had been a co-member of the Chief Executive Office of TRW Inc. and had been President and Chief Executive Officer of the automotive business of TRW Inc. since 2001. From 1999 — 2001, Mr. Plant was Executive Vice President and General Manager of TRW Chassis Systems. Prior to the TRW Inc. acquisition of Lucas Varity in 1999, Mr. Plant was President, Lucas Varity Automotive.
Joseph S. Cantie has been the Executive Vice President and Chief Financial Officer of the Company and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Cantie was the Vice President and Chief Financial Officer of TRW Automotive Inc. Prior to that time he served as Vice President, Finance for TRW Inc.’s automotive business since November 2001. Mr. Cantie served as Vice President, Investor Relations for TRW Inc. from October 1999 to November 2001. From November 1996 to September 1999, Mr. Cantie served in several executive positions with Lucas Varity plc, including serving as Vice President and Controller from July 1998 to September 1999. Prior to joining Lucas Varity, Mr. Cantie, a certified public accountant, spent ten years with the international accounting firm of KPMG.
Steven Lunn has been the Executive Vice President and Chief Operating Officer of TRW since November 2003, and the Executive Vice President and Chief Operating Officer of TRW Automotive Inc. since February 2003. Prior to that, Mr. Lunn had been Executive Vice President, Automotive Operations of TRW Inc. since 2001 and had served prior to that as Senior Vice President, Operations, of TRW Inc. Chassis Systems since May 1999. Mr. Lunn was Deputy President and Chief Operating Officer of Lucas Varity Automotive from August 1998 until April 1999. Prior to this position, he was Managing Director for Lucas Varity’s Light Vehicle Braking Systems Division.

Peter J. Lake has been the Executive Vice President, Sales and Business Development of TRW and TRW Automotive Inc. since April 2004. From February 2003 to April 2004, Mr. Lake was the Vice President, Sales and Business Development of TRW Automotive Inc. Prior to that time he served as Vice President, Sales and Business Development for TRW Inc.’s automotive business since February 2002. From October 2001 to February 2002, Mr. Lake held the position of Vice President, Planning and Business Development and also Vice President and General Manager, Parts and Services for TRW Inc.’s automotive business. From October 2000 to November 2001, he held the same position for TRW Inc. Chassis Systems. From October 1999 to October 2000, Mr. Lake served as Vice President, Planning and Business Development for TRW Inc. Chassis Systems. From 1996 to October 1999, Mr. Lake served in various executive positions with Lucas Varity.
Neil E. Marchuk has been our Executive Vice President, Human Resources since July 2006 and was our Vice President, Human Resources from September 2004 to July 2006. Prior to joining TRW, from December 2001 to August 2004, Mr. Marchuk was Director Corporate Human Resources for E.I. Du Pont De Nemours and Company (“E.I. Du Pont”), a company involved in science and technology in a range of disciplines, including high-performance materials, synthetic fibers, electronics, specialty chemicals, agriculture and biotechnology. From September 1999 to November 2001, Mr. Marchuk was Director Global HR Delivery for E.I. Du Pont. From February 1999 to August 1999, Mr. Marchuk served E.I. Du Pont as its Global HR Director Global Services Division.
Robin A. Walker-Lee has been our Executive Vice President, General Counsel and Secretary since February 2010. Prior to joining TRW, from October 2009 to January 2010, Ms. Walker-Lee was Assistant General Counsel, Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer. From 1998 to October 2009, Ms. Walker-Lee was General Counsel and Vice President of Public Policy for GM — Latin America, Africa and Middle East. From August 2008 to July 2009 Ms. Walker-Lee also was on special assignment to the General Counsel of GM.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the Proxy Statement and based on such review and discussion recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Annual Report on Form 10-K.
COMPENSATION COMMITTEE:
Francois J. Castaing (Chairman)
J. Michael Losh
Compensation Discussion and Analysis
Oversight of the Executive Compensation Program
The Compensation Committee of our Board of Directors (the “Committee”) administers our executive compensation program. The members of the Committee are Francois J. Castaing and J. Michael Losh. The Committee has responsibility for establishing overall compensation philosophy, setting compensation for the Chief Executive Officer (the “CEO”) and approving compensation for the other executive officers, including the Chief Financial Officer (the “CFO”), upon the recommendation of the CEO. The Committee also has responsibility for approving the pension plans and welfare benefit plans for the executive officers, other than plans covering employees on a non-discriminatory basis. Finally, the Committee approves grants (or delegates such responsibility to the CEO with respect to grants to non-executive officers) under the Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (as amended, the “Stock Incentive Plan”) and exercises general oversight over compensation practices. The Stock Incentive Plan and the First Amendment thereto were filed with the SEC on April 3, 2009 as appendices to the Company’s Proxy Statement.

In the case of the CEO’s compensation, the Committee determines his compensation levels with respect to base salary, stock options, restricted stock units (each, an “RSU”), cash incentive awards and any other incentive payments or awards based on the Committee’s assessment of his performance and in light of market data for comparable positions within a comparator group. In addition, his annual cash incentive payment for a given fiscal year is based on achievement of business goals and objectives set at the beginning of that fiscal year and additional factors deemed relevant by the Committee.
The CEO presents to the Committee his recommendation for compensation levels for each other executive officer with respect to base salary, stock options, RSUs, cash incentive awards and any other incentive payments or awards based on his evaluation of such executive’s performance and in light of market data for comparable positions within a comparator group, in the case of the CFO, and with reference to a broad market survey database for the other executive officers. As with the CEO, each executive officer’s annual cash incentive payment for a given fiscal year is based on achievement of the business goals and objectives set at the beginning of that fiscal year and additional factors deemed relevant by the Committee. Following this presentation and review of the market data, the Committee makes its own assessments and determines the compensation components and amounts for each executive officer. The members of the Committee also have the opportunity to meet with each of the executive officers at various times during the year, which allows the Committee to complement the CEO’s assessment with its own observations of each individual’s performance.
Surveys, Consultants and Benchmarking
TRW uses the Towers Perrin (now Towers Watson) U.S. Executive Compensation Database, which has in excess of 1,000 participants, as a source of relevant market data for compensation decisions for executive officers other than the CEO and the CFO. This source provides matches for each executive position and, through the use of regression analysis, provides appropriate market data. For 2009, Towers Perrin provided market data from approximately 700 companies in the “general industry group” of this database with median revenues of $6.2 billion. At the time the information from this database was utilized for 2009 compensation decisions, the Committee was not aware of the identity of the included companies.
We benchmark the compensation of our CEO and CFO against a proxy group of automotive, industrial and manufacturing companies. For 2009, 22 companies were included in this comparator group, which ranged in revenue size from one-seventh to three-and-one-half times TRW’s annual revenues and had median revenue of $13.4 billion and average revenue of $15.7 billion. The companies in this group for 2009 were as follows:
•	American Axle & Manufacturing Holdings, Inc.

•	Applied Materials Inc.

•	ArvinMeritor, Inc.

•	BorgWarner Inc.

•	Caterpillar Inc.

•	Cummins Inc.

•	Danaher Corp.

•	Deere & Co.

•	Eaton Corporation

•	Emerson Electric Co.

•	The Goodyear Tire & Rubber Company

•	Ingersol-Rand Co. Ltd.

•	Johnson Controls, Inc.

•	Lear Corporation

•	Masco Corporation

•	PACCAR Inc.

•	Parker-Hannifin Corp.

•	Tenneco Inc.

•	Terex Corp.

•	Textron Inc.

•	Visteon Corporation

•	Whirlpool Corp.

The survey and other compensation data gathered is used to establish competitive levels for each executive officer’s total direct compensation (base salary, annual cash incentive compensation and long-term incentive compensation), targeting such compensation to fall between the 50th and the 75th percentile of the market data, taking into account the executive’s experience, performance and value to TRW. Although the Committee uses these levels as guidelines rather than rigid target ranges, the total direct compensation of all but one of our executive officers in 2009 fell within the targeted range, with the remaining officer, who is not the CEO or CFO, being above the range, in part due to difficulties in identifying appropriate comparable matches in the market data due to the nature and breadth of his position.
Towers Perrin has been engaged by TRW’s management to provide data from both of the sources described above on an ongoing basis from November 2007. In 2008, Towers Perrin was also engaged by TRW’s management to assist in reviewing the design of its long-term incentive compensation arrangement for executive officers, including advice on incentive design considerations, modeling of long-term incentive grant mixes by position and a proposal for a performance cash plan component. This data was used in deciding compensation awards to executive officers in 2009. In connection with this engagement, TRW’s management instructed Towers Perrin to provide general advice on compensation trends and alternatives as well as its design recommendations. Although these services were performed by Towers Perrin in 2008, they related to the 2009 executive compensation program.
In 2008 and 2009, Towers Perrin provided TRW with both the executive compensation services described above as well as the following additional services:
•	Actuarial and administrative services with respect to our Canadian and Portuguese pension plans;

•	Health care consulting for our Canadian active and retiree medical plans; and

•	Investment consulting with respect to our Canadian pension plan investments.
Fees paid to Towers Perrin for services performed during 2008 and 2009 were as follows (services relating to surveys and benchmarking are included in the “executive compensation” fees):

	2008 Fees	2009 Fees
Executive Compensation	$119,951	$32,568
Other Services	$1,937,984	$991,563

Total	$2,057,935	$1,024,131

Executive Compensation Philosophy and Principles
Our executive compensation program is designed to attract first-class executive talent; retain key leaders; reward past performance; and motivate the executive officers to improve our financial position, to be personally accountable for TRW’s performance and to make decisions about our business that will increase stockholder value. It is also intended to align the long-term interests of our executive officers with those of our stockholders. We use a variety of compensation elements for both our executive officers and the broader leadership team to help create an environment that focuses executives on working collaboratively to deliver business results and increase stockholder value.
Many facets of our compensation program for executive officers, including matters such as base salary, annual cash incentive targets, pension plan arrangements and the termination and severance provisions described below, are covered by employment agreements. While the forms of these agreements were originally negotiated in 2003 between Blackstone and our executive officers at the time in connection with the leveraged buyout of our company by a Blackstone affiliate and the risks inherent thereto, we believe that the benefits set forth in such agreements are in line with benefits afforded to executives of similarly sized companies. This belief is based in part on conclusions drawn by, and information received from, Mercer Human Resource Consulting (“Mercer”). In the fall of 2003 management hired Mercer to review and analyze the change in control and other severance benefit provisions in these agreements, and Mercer concluded that the provisions were generally in line with market practice. The Committee’s annual review of compensation information gathered by consultants as described above also supports this view. As a result, the term of certain of these agreements has been extended and the same basic agreement has been provided to executive officers who joined TRW after the Blackstone purchase.

While the Committee recognizes the potential value of the termination and severance arrangements in the event of a termination or change in control, which would allow our executives to remain focused on running the business in such circumstances, the Committee considers severance plans separate and distinct from ongoing compensation plans with each serving a separate and unique purpose. As a result, no direct relationship between those arrangements and current compensation decisions is considered.
The following principles reflect our compensation philosophy:
1.	Compensation levels will be market competitive and will recognize skill, knowledge and experience.
The Committee reviews the compensation data described above to ensure that our executive compensation program is competitive. Its analysis is not limited to companies in the automotive industry because our competition for qualified executives is not so limited and, for some executive positions, skills or experience from a varied set of backgrounds may be desirable. This data is used to ensure that, for each executive position, the Committee’s actions on base salary, annual cash incentive compensation, stock options, RSUs, other incentive compensation, retirement plans and all other compensation and perquisites are appropriate, reasonable and consistent with our philosophy, considering the skill, knowledge and experience of our executives and the various markets in which we compete for executive talent.
2.	Incentive compensation will reward short- and long-term business performance and align executive interests with stockholder interests.
Short-term performance has been measured by financial metrics that are set by the Committee annually. The Committee rewards achievement of these objectives through the annual cash incentive (bonus) program. Although this program is short-term in nature, the goals set each year are designed, over the long run, to enhance stockholder value and ensure TRW’s long-term viability and success.
Long-term performance is generally rewarded through equity awards that are granted each year under the Stock Incentive Plan as well as the long-term cash incentive awards granted in 2009, the value of which is determined by reference to TRW’s stock price movement. The awards under the Stock Incentive Plan have generally consisted of stock options and RSUs. These awards directly tie the executives’ long-term income growth potential to the value of, and growth in, our stock price thereby aligning executives’ interests with that of our stockholders.
To further align executive and stockholder interests we require that each executive purchases and maintains a specified number of TRW shares to be eligible for equity awards under the Stock Incentive Plan. Each of our named executive officers meets or exceeds the suggested guidelines.
3.	Compensation at risk will rise with position level.
The Committee believes that the proportion of an executive officer’s total compensation that varies with performance (either our financial performance or the value of our stock) should increase as the scope and level of the individual’s responsibilities increase. The target percentages of base pay set for each executive’s annual incentive (bonus) payment support this philosophy. The target set for our CEO is 200% of base pay, the COO 130% and the other named executive officers 90%.
For fiscal 2009, approximately 83%, 78% and 76%, respectively, of the total direct compensation (the sum of base salary, annual cash incentive payments, and the grant date fair value of stock options, RSUs, the long-term cash incentive award and Tranche B of the retention award) of the CEO, CFO and COO was at risk in terms of either our financial performance or the value of our stock. For the other named executive officers 67% to 71% was at risk.

4.	There will be balance in our compensation mix.
To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with the interests of TRW and its stockholders, we provide a mix of fixed and at risk compensation. The Committee believes that the allocation of at risk compensation between annual cash incentive payments and various long-term incentives including cash, stock options and RSUs, is reasonable for the Company given our business objectives and is comparable to that used by our peer group.
Although the Committee believes that a considerable amount of executive compensation should be linked to the delivery of stockholder value, the Committee also recognizes that, while stock prices may reflect corporate performance over the long term, other factors, such as general economic conditions and varying attitudes among investors toward the stock market in general and specific industries and/or companies in particular, may significantly affect stock prices at any point in time. Accordingly, the cash components of base salary and the annual cash incentive plan opportunity within the executive compensation program emphasize each executive’s contribution to TRW as well as current corporate performance and the realization of specific annual financial objectives that are independent of fluctuations in the stock price.
Each executive officer receives a competitive amount of fixed cash compensation each year with the opportunity to increase that amount based on the extent to which we attain our specific objectives (such as EBITDAP and cash flow). That cash compensation is complemented by an opportunity to earn a substantial amount of additional compensation through awards of stock options and RSUs (as well as the long-term cash incentive component granted in 2009) that increase in value with increases in our share price.
Elements and Execution of the Executive Compensation Program for 2009
For fiscal 2009 compensation decisions such as salary levels, cash incentive payment targets and long term incentive grants were made at the beginning of the year consistent with past practice. At that time, disruptions in the financial markets, including the bankruptcy, insolvency or restructuring of certain financial institutions, were ongoing; TRW’s common stock was trading between $2.19 and $3.32 (in February 2009); and the automotive industry was unstable. Automobile sales and production had experienced an unprecedented decline from their levels in mid- 2008 and were not expected to rebound significantly in the near term. Uncertainty existed concerning the economic viability of certain companies in the industry, including two large North American automobile manufacturers. In order to address these circumstances, the Committee made several changes to the executive compensation program in 2009, as follows:
•	no salary increases were given in 2009;
•	the weighting of the annual cash incentive (bonus) payment factors was changed as described below;
•	the target value of 2009 long term incentive program was set at the same level as in 2008 but the form of such compensation was modified by adding a cash component for members of our senior management (which consists of our executive officers and vice presidents); and
•	retention awards were provided to each of our executive officers and to certain other senior leaders.
The Committee believed that the changes described in the last two bullets above were necessary for the Company to remain market competitive, to motivate our leadership team, to continue to attract talent and to retain key leaders. The change to the weighting of the annual cash incentive (bonus) payment factors was designed to provide the Committee with more discretion during this challenging time.
In addition to the compensation changes made by the Committee, the Company modified several of its benefit plans in which certain of our named executive officers participate, generally reducing benefits under those plans.
The compensation target value for our independent directors was set at the same level as in 2008 but the form of incentive compensation was also modified by adding a cash component.
These various changes are identified and discussed in further detail in this and the following sections of this Proxy Statement.
The primary elements of our 2009 executive compensation program were:
•	base salary;
•	an annual cash incentive opportunity;
•	equity awards in the form of stock options and restricted stock units (each, an “RSU”);

•	long-term cash incentive awards;
•	retention awards;
•	retirement and other post-termination benefits; and
•	other miscellaneous benefits.
Base Salary
At the beginning of each year the Committee reviews and determines, in its discretion, the amount of any increase in the base salaries of the Company’s executive officers after receiving management-provided market data and evaluating individual performance. The executive officers’ employment agreements provide that their salary at any point cannot be decreased.
In 2009 the Committee followed management’s recommendation and did not provide any salary increases to our executive officers. The Committee determined that it was appropriate to forego increases as part of the Company’s cost reduction efforts to address the economic environment at the beginning of 2009.
Annual salaries of TRW’s named executive officers during fiscal 2009 are shown in the Summary Compensation Table on page 35.
Annual Cash Incentive (Bonus) Program
The annual cash incentive program provides executives with the opportunity to earn annual cash payments based upon our achievement of specific objectives set for each fiscal year.
The target payout is set at a fixed percentage of base salary which is specified in each executive officer’s employment agreement. The Committee believes that, in years when our performance is better than the objectives established, executive officers should be paid more than target and, when performance does not meet such objectives, the payout should be less than target. However, regardless of the extent to which we exceed the established goals, the Committee also believes that annual cash incentive compensation should generally be capped at 125% of an executive’s target award. Accordingly, the payout range as a percentage of base salary for each named executive officer for fiscal 2009 was as follows:

Position	Target	Payout Range

Chief Executive Officer	200%	0 – 250%
Chief Operating Officer	130%	0 – 162.5%
Other Named Executive Officers	90%	0 – 112.5%
Although the executives’ target awards are above market median, the cap is below market median resulting in the maximum cash incentive opportunity at market median. In most years the Committee will award all executive officers the same bonus percentage based on the description provided above. However, once the executive officers’ incentive percentage is determined as described above, the Committee may, based upon exceptional circumstances which would be identified, increase the cash incentive compensation paid to a particular executive officer based upon the Committee’s assessment of that individual’s contributions toward the achievement of TRW’s goals.
To calculate the executive officers’ cash incentive payments, each executive’s target award, expressed in dollar terms, is multiplied by the bonus percentage, which measures the extent to which we achieved the goals set and is calculated as described in the following paragraphs. For 2009, as in past years, there were three components to the goals set under the program, each of which represented a portion of the bonus percentage: a defined EBITDAP target, a defined cash flow target and additional factors which could include industry-specific and general economic conditions as well as strategic factors (“Additional Factors”).
As a result of unstable economic conditions and the increased difficulty in accurately forecasting global automobile production and other factors, the Committee elected to increase the proportion of the annual cash incentive award for 2009 that would be based on the Additional Factors in order to give the Committee more discretion to determine the payment earned. As a result, the weighting of each of the EBITDAP and cash flow factors was reduced to 25% (from 40% each in previous years) and the weighting of the Additional Factors was increased to 50% (from 20% in previous years).

While the Committee may exercise judgment over all three components, the first two are primarily formulaic and provide payout amounts that are directly attributable to the percentage of the metric attained. Attaining 100% of the stated objective will result in a payment of the target amount. An overachievement of the objective delivers an increase in the payment, subject to the cap of 125% of the target payment described above, and attaining less than 100% of the stated objective delivers a percentage decrease in the target payment. The application of the cap to 2009 performance and the threshold performance that was required for the minimum payout for 2009 are both discussed below. The Committee may make adjustments to EBITDAP or cash flow objectives to reflect unusual or other factors, such as unbudgeted acquisitions or disposals.
The definition of EBITDAP and cash flow are as follows:
•	EBITDAP is earnings before interest, taxes, depreciation and amortization, defined benefit pension and post-retirement benefits other than pensions (“OPEB”) expense, certain non-cash charges, one-time transaction related costs and unbudgeted major recalls.
•	Cash Flow is EBITDAP (as defined above) minus capital expenditures plus or minus change in net working capital and plus or minus a capital charge on working capital levels in excess of, or below, budgeted levels.
For the purpose of such calculations, annual cash incentive payments are accrued at targeted levels.
The final component, Additional Factors, is discretionary by its nature and allows the Committee to consider such items as TRW’s performance versus general industry conditions, and managements’ achievement of specific strategic factors. Examples include the integration of an acquisition, execution of a desired shift in customer mix, the launch of a new product line, new business awards, advancement of strategic customer and supplier relationships, acquisition and disposal activity, or management of benefit plans, the Company’s capital structure and taxes, among others.
The financial targets under the program for the 2009 fiscal year were set at the beginning of 2009 when the Board had reviewed the 2009 annual operating plan. Because of the high level of uncertainty surrounding global automotive production levels for 2009, financial target bands (rather than a set target amount) were established for the EBITDAP and cash flow components. Achievement within the band would result in that component yielding 25% toward the overall bonus percentage. The target EBITDAP band was set at ($71) million to $29 million. For achievement of $130 million or more of EBITDAP, the cap would apply to limit the component’s score to 31.25%. EBITDAP of ($181) million was required for the minimum score of 10% for this component. No annual incentive compensation would be earned for this component if EBITDAP was lower than this minimum. The target cash flow band was set at ($451) million to ($351) million. For achievement of cash flow of ($316) million or better, the cap would apply to limit the component’s score to 31.25%. Cash flow of ($496) million was required for the minimum score of 10% for this component. No annual incentive compensation would be earned for this component if cash flow was lower than this minimum. In assessing the prudence of paying a bonus based on a negative cash flow result, the Committee determined that, in light of the unprecedented challenges in the industry, the desire to incentivize management took precedence.
In 2009 we achieved EBITDAP and cash flow significantly in excess of the high end of the applicable target band, generating a score for each component that was limited to 31.25% due to the 125% cap. In making its assessment of the Additional Factors component, the Committee recognized the following achievements, in light of the unprecedented economic and automotive industry conditions experienced during the year: we significantly exceeded the targets of our operating income plan primarily due to downturn management actions, managed customer and supplier settlements and other positive operational drivers; we achieved our plan for interest and taxes; we exceeded our cash flow plan and our net debt decreased; active downturn management reduced the Company’s cost base; continued restructuring of benefit plans resulted in reduced liabilities on the balance sheet; efforts were undertaken to ensure that elements vital to TRW’s future were protected; we proactively managed the weakened supply base, including commodity suppliers; quality metrics improved with no major product recalls in 2009; we received new business awards on pace to support forward growth; and we astutely managed the Company’s capital structure in difficult capital markets. As a result of the foregoing, the Committee awarded a score of 62.50% for the Additional Factors, which was the maximum level allowed for this component, resulting in an overall bonus percentage of 125% and payment to each executive officer other than the CFO of 125% of his target annual cash incentive award. The Committee determined that, due to the CFO’s leadership during a year of unprecedented financial challenges, he would receive an additional $112,500, or 20% increase, in his cash incentive payment, which resulted in an aggregate annual cash incentive payment of 150% of his target award.

The Committee believes that the fiscal 2009 incentive cash payments are consistent with our strategy of rewarding our executive officers for the achievement of important, challenging business goals and resulted in reasonable performance-related bonus payments to the executive officers.
Annual cash incentive payments paid to the named executive officers for fiscal 2009 are shown in the Summary Compensation Table on page 35.
Stock Options and RSUs
The equity award program under our Stock Incentive Plan provided executives with an opportunity to earn both stock options and RSUs in 2009. Equity awards are granted when the Committee has had an opportunity to evaluate our operating results for the prior fiscal year and is making compensation decisions for the current fiscal year. These annual grants are targeted to be made within one week after we file our Annual Report on Form 10-K. We believe this practice allows the market to absorb material information (such as fourth quarter and annual financial results) before options are granted and priced and we intend to continue with this practice.
The Committee granted a specific number of options and RSUs to each executive officer and determined the aggregate amount of options and RSUs to be granted to non-executive employees. In 2009, the Committee delegated to the CEO the authority to determine prior to the grant date (which was the same as for executive officers) the non-executive employees who would receive such grants and the portion of the aggregate amount granted to each such employee. In addition, to the extent this total was not exceeded, the Committee authorized the CEO to grant additional options and RSUs in the future to new hires or other employees excluding executive officers. In 2009 the CEO made grants under this delegation to five individuals. Similarly, in August of 2009 the Committee determined an aggregate number of options to be granted as of a date specified by the Committee to certain categories of non-executive employees, and delegated to the CEO the authority to determine, prior to the grant date, the non-executive employees who would receive such grants and the portion of the aggregate amount granted to each such employee.
A stock option rewards a holder only if the market value of the common stock increases above the exercise price and the individual remains employed with us until the option vests. Stock options link a significant portion of the executive officers’ compensation to the interests of our stockholders by providing an incentive to take actions that increase the value of our common stock over the long term. Unlike stock options, RSUs retain value in accordance with the price of the common stock as long as the individual remains employed by us until the RSUs vest. The Committee believes using RSUs in combination with stock options provides a better balance between risk and potential reward than a grant of only stock options, which creates greater leverage and which could create an incentive for executives to engage in risky behavior to drive up the stock price in order to maximize exercise proceeds. This combination thus serves as a more effective and risk sensitive incentive for our management team.
Only executive officers and other senior managers (who are generally classified at the director level or higher) who have met our stock ownership guidelines are eligible for equity awards. This further aligns the interests of management with those of our stockholders. These individuals generally have a three to five year period (depending on their level) over which to meet the guidelines. These guidelines are reviewed annually and progress toward meeting the suggested ownership levels is monitored. Unexercised stock options and unvested RSUs do not count toward satisfying the requirements.

The stock ownership requirements of the named executive officers are as follows:

Position	Target # of Shares

Chief Executive Officer	120,000
Chief Operating Officer	55,000
Other Named Executive Officers	25,000
Each of the named executive officers meets or exceeds these suggested guidelines.
In deciding on the 2009 awards of stock options and RSUs the Committee considered the market data provided by Towers Perrin, which had been updated to January 1, 2009, to establish the target value for each executive based on such executive’s position, and then evaluated each executive’s recent performance, overall contribution and value to TRW, including the individual’s importance to achieving our strategic objectives, and the need to retain the executive to provide long-term value to TRW. The Committee did not judge performance, contribution or value to TRW based on a formal rating scale but rather holistically through discussion with the CEO on each executive as well as through the Committee members’ own observations in interactions with the executive officers.
At the time of granting the equity awards in February 2009, the Committee recognized that, given the fall in TRW’s stock price, it would be difficult to deliver long-term incentive value at a market competitive level through our existing equity approach, utilizing only stock options and RSUs. Not only was such action considered too dilutive to existing stockholders, but there were not enough shares available under the Stock Incentive Plan at that time (later in the year our stockholders approved a proposal to make an additional 4.5 million shares available under the Stock Incentive Plan). As a result, the Committee decided to grant to our executive officers the same number of stock options and RSUs as in 2008 and, in addition, grant a long-term cash incentive award to bring the total value of incentive compensation to market value. The long-term cash incentive awards are described below.
Stock options and RSUs granted to the named executive officers during fiscal 2009 are shown in the Grants of Plan-Based Awards for 2009 table on page 38.
Long-Term Cash Incentive Awards
As indicated above, given the fall in TRW’s stock value and inability to deliver appropriate market value of incentive compensation using only stock options and RSUs as in past years, the Committee elected in 2009 to add a long-term cash incentive award to the compensation of our senior management (recipients included our executive officers and certain vice presidents), to complement the stock option and RSU awards under our Stock Incentive Plan. The target value of each executive officer’s long-term cash incentive award was set so that the sum of his long-term cash incentive, stock option and RSU awards for 2009 would be substantially equal to or less than the value of his stock option and RSU awards granted in 2008 (calculated at the time of the award). The terms of these awards are summarized below under “Compensation of Executive Officers — Summary Compensation and Plan-Based Awards.”
The threshold, target and maximum payouts applicable to the long-term cash incentive awards granted in fiscal 2009 to each of the named executive officers are shown in the Grants of Plan-Based Awards for 2009 table on page 38.
Retention Awards
Considering the automotive industry’s volatility at the beginning of 2009, and the Committee’s desire to retain and motivate senior management during the anticipated challenging period ahead, the Committee granted special retention awards to each of our executive officers and to certain other senior leaders. The amount of each executive officer’s award was determined holistically by reference to the executive’s base salary and total compensation targets in light of the Committee’s assessment of such executive’s value to the business and level of difficulty to replace. The Committee determined that half of each award will vest and become payable on the 18 month anniversary of its effective date, provided the executive remains employed by the Company.

However, any amount paid at 18 months is subject to recoupment in the event of the executive’s voluntary termination (other than for Good Reason) or involuntary termination for Cause prior to the 36 month anniversary (capitalized terms are defined below under “Termination and Change in Control Provisions”). The other half of each award will vest and become payable on the 36 month anniversary, provided that the employment and stock price conditions are met. The terms of these awards are summarized below under “Compensation of Executive Officers — Summary Compensation and Plan-Based Awards.”
The amount payable to each executive on the 36 month anniversary if the employment and stock price conditions are met is shown in the Grants of Plan-Based Awards for 2009 table on page 38.
Defined Benefit Pension Plans
The CFO and Executive Vice President, Human Resources, participate in the TRW Automotive Salaried Pension Plan, our tax-qualified defined benefit pension plan, on the same terms as other U.S. salaried employees. Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan (based on an annual compensation limit), we have also established and maintain the TRW Automotive Inc. Supplemental Retirement Income Plan (the “SRIP”). The SRIP is an unfunded supplemental defined benefit pension plan for U.S. based executive officers to compensate these individuals for the limitations on their pension benefit and provide comparable level retirement benefits to those provided to other employees. The benefit accrual rate for participants, including the CFO and the Executive Vice President, Human Resources, in the TRW Automotive Salaried Pension Plan and the SRIP was reduced to 0.1% of eligible earnings effective July 1, 2009 as part of our cost containment measures. Prior to that, the accrual rate was 0.7% of eligible earnings below the social security wage base ($106,800 in 2009), and 1.0% of eligible earnings in excess of the base.
The CEO, COO and Executive Vice President, Sales and Business Development have participated in the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom. See note 1 to the Pension Benefits table on page 42. Effective October 1, 2009 the TRW Pension Scheme was amended to cease further benefit accruals by employee members after September 30, 2009. Prior to that effective date, each of the CEO and the Executive Vice President, Sales and Business Development, elected to retire under the terms of the TRW Pension Scheme and commenced receiving benefits thereunder. As a result, the cessation of accruals under this plan did not affect the benefits of either of these executives. Payments received from the TRW Pension Scheme in 2009 by each such executive are reflected in the Pension Benefits table.
The CEO, in accordance with the terms of his employment agreement, participated in the TRW Automotive Inc. Executive Supplemental Retirement Plan (the “Original SERP”), a nonqualified plan. The intent of the Original SERP was to provide the CEO with a benefit in an amount equal to what he otherwise would have received had he participated in the pension plan for salaried employees in the United States (as such plan existed on the date of his employment agreement) and been credited with his years of service under the TRW Pension Scheme. Benefits otherwise payable under the Original SERP were to be offset by payments the CEO would receive under the TRW Pension Scheme except for any postretirement cost-of-living adjustments. Accordingly, certain of the terms were modified from what otherwise would have been provided for in the U.S. plan to allow for this coordination. In December 2008 the Company agreed to modify this arrangement by terminating the Original SERP and contributing the entire accrued benefit of $19,436,710 under that plan as of January 2, 2009 into a secular trust, in respect of which the CEO is a contingent beneficiary. The amounts placed in the secular trust are subject to a two year cliff vesting provision pursuant to which the CEO will generally forfeit all rights to receive such amounts from the trust if he voluntarily quits or is terminated for Cause prior to December 31, 2010, subject to accelerated vesting and payment in the event of his death, Disability, a termination without Cause, a termination for Good Reason or his termination during a Window Period following a Change in Control (as such terms are defined below under “Termination and Change in Control Provisions”). If the CEO becomes vested in his right to receive the amounts held in the secular trust either on December 31, 2010 or on one of the earlier accelerated vesting dates, then such amounts will be paid to him, subject to adjustment to reflect possible changes in U.S. federal income tax rates from the tax rates in effect on December 31, 2008. Amounts held in the secular trust are not intended to be subject to claims of the Company’s general creditors in the event of the Company’s insolvency.

The Company also established the John C. Plant 2009 Supplemental Retirement Plan, effective as of January 1, 2009 (the “New SERP”) to provide the CEO with pension benefits for his service from January 1, 2009 forward. The New SERP provides the CEO with essentially the same terms as the Original SERP, although under the New SERP the interest rate used in the determination of lump sum distributions was fixed at the 30 Year U.S. Treasury Rate as of November 30, 2008, of 4.0%. The effect of this provision resulted in an increase in pension value of $1 million dollars in 2008, but had no impact in 2009. Further, accruals under the New SERP will be reduced by the amounts paid from the secular trust and by accruals under the TRW Pension Scheme after December 31, 2008. Accruals under the New SERP may also be increased to reflect an additional retention incentive credit of up to $3.7 million, which is subject to a four year cliff vesting provision pursuant to which the CEO will generally forfeit all rights to receive such amounts if he voluntarily quits or is terminated for Cause prior to December 31, 2012. Similarly, the CEO’s regular benefits under the New SERP are subject to two year cliff vesting, such that he will generally forfeit all rights to receive such amounts if he voluntarily quits or is terminated for Cause prior to December 31, 2010. However, in the event of the CEO’s death, Disability, a termination without Cause, a termination for Good Reason or his termination during a Window Period following a Change in Control, he will be vested in the portion of the accrued benefits, including the retention incentive credit, earned through the date of such event. To the extent that the CEO remains employed through December 31, 2010, then his regular accrued benefits under the 2009 SERP through such date (but not his retention incentive credit) will be paid to him on December 31, 2010 with any subsequent accruals paid following his termination of employment.
The COO’s employment agreement provides for the extension of his participation in The Lucas Group Funded Executive Pension Scheme. This is a funded unapproved supplemental plan intended to provide additional benefits approximately equivalent to those the COO would have otherwise been entitled to under the TRW Pension Scheme without regard to Her Majesty’s Revenues and Customs limits on pensionable earnings. Benefits are payable from this plan through a trust. Contributions to this trust in the aggregate amount of $360,116 were made in 2009 based on requirements as of December 31, 2009. This aggregate contribution included a provision for income taxes of $163,079 which will ultimately be paid by the COO at the time of his retirement in respect of this contribution. These amounts are included in the Summary Compensation Table for 2009 on page 35. Benefits earned under this plan are dependent on continued participation in the TRW Pension Scheme. As a result of the aforementioned cessation of accruals in the TRW Pension Scheme, the COO ceased accruing a benefit in this plan and elected to take a distribution of benefits accrued under this plan in 2010.
The actuarial present value of the accumulated pension benefits of each of the named executive officers as of December 31, 2009, as well as other information about our pension plans, are shown in the Pension Benefits table and footnotes thereto beginning on page 42.
Retiree CEO Medical Plan
The CEO participates in the TRW Executive Postretirement Medical Plan, which is intended to provide retiree medical benefits as provided for in his employment agreement. Such benefits are intended to duplicate the benefits he would have received under the National Health System in the United Kingdom and the TRW retiree medical benefit plan in effect at the time he entered into the employment agreement. These benefits are extended to the CEO and to his covered spouse for the remainder of their respective lifetimes upon the CEO’s termination of employment for any reason, other than by the Company for Cause (as defined below under “Termination and Change in Control Provisions”). Coverage is noncontributory and is designed to pay secondary to Medicare upon attainment of Medicare eligibility. The obligation associated with these benefits as of December 31, 2009 determined in accordance with Accounting Standards Codification (“ASC”) 715-60, “Compensation — Retirement Benefits — Defined Benefit Plans — Other Postretirement” (formerly Financial Accounting Standards Board (“FASB”) Statement No. 106) approximates $1,714,173 and has been recognized for financial reporting purposes. The more significant assumptions used in the determination of this amount include a discount rate of 6%, an initial health care trend rate of 8% as of December 31, 2009 descending down to an ultimate trend of 5% in 2018 and a normal retirement age, as defined in the plans in which the CEO participates.

Severance Plans
To ensure that the executive officers are protected against the loss of their positions in certain circumstances or following a transaction that involves a change in control, each executive officer’s employment agreement includes certain severance and change in control provisions. As indicated above, the Committee continues to believe that it is in our best interests and the best interests of our stockholders to offer such protection to executive officers. We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to senior executives.
Further, in the Committee’s view, the accelerated vesting of all or a portion of outstanding equity awards upon death, Disability, an involuntary termination without Cause, or a voluntary termination for Good Reason, or following a Change in Control is a customary and reasonable component of an equity incentive program (these capitalized terms are defined below under “Termination and Change in Control Provisions”). The Committee believes that the equity awards granted to the executive officers have been reasonable in amount, and a substantial part of the value that would be received by them in the event of certain terminations or a Change in Control would result from the increase in the price of our common stock over the years. The Committee believes that this is an appropriate result since the share price increase would also benefit our stockholders, and the executive team would have contributed to that increase through the years.
With respect to the long-term cash incentive awards and retention awards granted to the named executive officers in 2009, the following accelerated vesting provisions were deemed appropriate by the Committee and were included in the agreements governing the awards:
•	pro rata or partial accelerated vesting and payment in the event of the executive’s death, Disability, involuntary termination without Cause or voluntary termination for Good Reason (or retirement, in the case of the long-term cash incentive award only);
•	immediate full vesting and payment of the long-term cash incentive awards in the event of a Change in Control; and
•	immediate full vesting and payment of the retention awards in the event of executive’s involuntary termination without Cause or voluntary termination for Good Reason following or in connection with a Change in Control.
The amount of the estimated payments and benefits payable to the named executive officers assuming a Change in Control or a qualifying termination of employment as of the last day of fiscal 2009 are shown in the Potential Payments Upon Termination or CIC tables and the footnotes and narrative discussion related thereto beginning on page 46.
Perquisites and Other Personal Benefits
We maintain an executive medical plan for most of our executive officers. In addition, executive officers are eligible to receive reimbursement for certain financial counseling and personal/spousal travel, automobile allowances and tax gross-ups for miscellaneous perquisite income items. The CEO is also eligible for club memberships. The Committee believes that in comparison to peer companies the level of perquisites is minimal which is consistent with our philosophy to maximize the amount of “at risk” pay of our executive officers.
In addition, TRW provides to its U.S.-based employees generally, including its executive officers so situated, certain life insurance benefits and matching contributions under the TRW Automotive Retirement Savings Plan for Salaried Employees (the “Salaried 401(k) Plan”). Although the company match was suspended for the remainder of 2009 effective with the first payroll period beginning after February 27, 2009, the match was reinstated in February 2010.
The aggregate incremental cost to us of providing these personal benefits to the named executive officers during fiscal 2009 is shown in the Summary Compensation Table on page 35 and is detailed in footnote 4 to such table.

Benefit Equalization Plan
Another benefit available to our U.S. based executive officers is the TRW Automotive Benefits Equalization Plan (“BEP”). All employees at or above the director level may participate in the BEP, which mirrors the benefits available to U.S. employees under the Salaried 401 (k) Plan. Effective with the first payroll period beginning after February 27, 2009, the Company’s matching contributions under the BEP, like the matching contributions under the Salaried 401 (k) Plan, were suspended for the remainder of 2009. The company match was reinstated for both plans in February 2010. As a result of the requirements applicable to nonqualified deferred compensation arrangements included in the American Jobs Creation Act of 2004 and the Treasury regulations and related guidance issued under Section 409A of the Internal Revenue Code (collectively, “Section 409A”), in December 2008 the BEP was amended to offer the opportunity provided by the Section 409A transition relief rules to allow participants (which include certain named executive officers) to elect an early withdrawal of all or a designated percentage of their December 31, 2008 vested account balances under the BEP, which were paid in a lump sum in July 2009.
These withdrawals, as well as the individual contributions of the eligible named executive officers during fiscal 2009 to the BEP, including earnings on contributions to the BEP and total account balances as of the end of the fiscal year are shown in the Nonqualified Deferred Compensation Table on page 45.
Tax Implications of Executive Compensation
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction available to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the four other most highly-compensated executive officers as of the end of the fiscal year. This limitation does not apply to qualifying “performance-based compensation” as defined in the Internal Revenue Code. The incentive compensation awarded to our named executive officers, including the stock options, RSUs, annual cash incentive payments and long-term cash incentive and retention awards, does not qualify as performance-based compensation for the deductibility exception. Notwithstanding the foregoing, the Committee believes that the interests of our stockholders are best served by not restricting the Committee’s discretion and flexibility in crafting compensation plans and arrangements, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, the Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances.
Accounting Implications of Executive Compensation
We recognize compensation expense of all stock-based awards pursuant to the principles set forth in ASC 718, “Compensation — Stock Compensation” (formerly Statement of Financial Accounting Standard 123(R)). Consequently, we record a compensation expense in our financial statements for stock options and other equity and equity-based awards granted.
Under ASC 718, cash settled awards such as our long-term cash incentive awards and Tranche B of our retention awards require variable accounting, whereby we record an initial liability based on the fair value of the awards at the grant date. We utilize a Monte Carlo simulation approach to calculate the fair value. The expense for the awards is recognized ratably over the vesting period, as adjusted for changes in the fair value at each reporting date, with a corresponding adjustment to the liability. As our total expense for the awards will equal the value paid to the recipients, the ultimate expense is not determinable until the end of the vesting period.
Regardless of the accounting treatment, the Committee believes that stock options, long-term cash incentive awards and other forms of equity-based compensation are an essential component of our compensation strategy, and it intends to continue to offer stock options, RSUs and long-term cash incentive awards as part of the Company’s long-term incentives.

Compensation of Executive Officers
Summary Compensation Table

						Change in
						Pension
						Value and
						Nonquali-
					Non-Equity	fied
					Incentive	Deferred
					Plan	Compensa-		All Other
			Stock	Option	Compensa-	tion		Compen-
		Salary	Awards[1]	Awards[1]	tion	Earnings[2]		sation[4]		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)		($)
John C. Plant	2009	1,680,000	3,493,788	269,100	4,200,000	12,590,721		519,105		22,752,714
President and	2008	1,673,333	3,657,000	1,702,000	2,520,000	—	[3]	377,915		9,930,248
Chief Executive Officer	2007	1,594,167	3,970,200	2,029,600	3,904,000	2,555,400		383,447		14,436,814
Joseph S. Cantie	2009	500,000	1,001,701	84,240	675,000	49,000		101,609		2,411,550
Executive Vice President and	2008	494,167	950,820	532,800	337,500	43,900		122,272		2,481,459
Chief Financial Officer	2007	427,917	1,007,820	632,480	472,140	44,500		125,857		2,710,714
Steven Lunn	2009	798,650	1,118,662	100,620	1,269,044	1,890,400		389,364		5,566,740
Executive Vice President and	2008	934,693	1,072,720	636,400	706,681	—	[3]	1,288,703	[6]	4,639,197
Chief Operating Officer[5]	2007	974,152	1,191,060	745,760	1,519,045	456,700		37,450		4,924,167
Peter J. Lake	2009	539,000	643,901	72,540	606,375	2,456,392		197,989		4,516,197
Executive Vice President, Sales	2008	537,250	731,400	458,800	363,825	—	[3]	88,633		2,179,908
and Business Development	2007	516,833	824,580	547,520	568,764	212,700		90,966		2,761,363
Neil E. Marchuk	2009	365,000	292,781	25,740	410,625	15,500		45,616		1,155,262
Executive Vice President, Human Resources[7]

1.	Represents the aggregate grant date fair value in accordance with ASC 718; pursuant to the SEC’s Exchange Act Release No. 34-61175 (December 16, 2009), the preceding years’ stock and option award values have been recomputed on this basis. The stock awards column relates to RSUs and, for 2009, the long-term cash incentive awards and Tranche B of the retention awards, and the option awards column relates to stock options. For a breakdown of the grant date value for each stock award and the estimated payouts under the long-term cash incentive awards and tranche B of the retention awards, see the Grants of Plan-Based Awards for 2009 table below. For assumptions made in the valuation, see Notes 18, 17 and 18, respectively, to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2009, 2008 and 2007. For further information on Tranche A of the retention award, which is not reportable in this table, see the description below under “— Summary Compensation and Plan-Based Awards.”

2.	All of the amounts in this column represent changes in pension value. There were no above-market or preferential earnings on nonqualified deferred compensation for any of the named executive officers. The increases in 2009 pension values were primarily attributable to an additional year of service as well as changes in the underlying assumptions, including lower discount rate and higher inflation rate assumptions necessitated by changes in economic conditions (for further information about the underlying assumptions, see Note 10 to our consolidated financial statements included in our Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2009 and 2008). In addition, the amounts attributable to Messrs. Plant and Lake for 2009 include increases of approximately $2,833,000 and $750,000, respectively, resulting from their decision to retire from the TRW Pension Scheme prior to the dates anticipated by plan assumptions. In 2009, the TRW Pension Scheme was closed to new entrants and future benefit accruals for existing participants ceased. The 2009 changes in pension values for Messrs. Plant, Lunn and Lake also include positive impacts from currency fluctuations of $1,171,000, $426,000 and $431,000, respectively. The change in values for 2008 was attributable to a 14 month service period due to the required change in measurement date from October 31, 2007 to December 31, 2008. The amounts attributable to Messrs. Plant, Lunn and Lake for 2008 included changes attributable to currency fluctuations between the U.S. dollar and the British pound. The impact of this fluctuation was insignificant in 2007.

3.	Messrs. Plant, Lunn and Lake each experienced a net negative change in pension value of ($2,054,600), ($278,500) and ($2,254,400), respectively, during 2008 resulting from negative currency fluctuations between the U.S. dollar and the currency of the TRW Pension Scheme (the British pound). Such fluctuations resulted in a reduction of the values in 2008 of $6,718,200, $1,695,700 and $1,595,700 for Messrs. Plant, Lunn and Lake, respectively. These reductions were partially offset by changes in the underlying actuarial assumptions from year to year and, for Mr. Plant, by a $1 million increase in his pension value resulting from a change in the interest rate used in the determination of his lump sum distributions, in accordance with the terms of Mr. Plant’s New SERP.

4.	The table below shows the components of “All Other Compensation” for the named executive officers for 2009. All perquisite amounts were calculated based on the actual amount paid to the executive or a third party.

	All Other Compensation for 2009 (Supplemental Table)
	John C.	Joseph S.	Steven	Peter J.	Neil E.
Compensation	Plant	Cantie	Lunn	Lake	Marchuk
Car Allowance	$39,600	$21,840	$22,534	$21,840	$21,840
Financial Counseling	44,025	11,650	5,540	9,360	11,650
Country Club Membership(s)	15,393	—	—	—	—
Personal/Spousal Travel	21,620	138	—	—	181
Executive Medical Premium	37,669	49,975	1,174	49,975	—
Costs of Life Insurance Benefits[a]	13,128	1,682	—	2,795	1,321
Costs of 401(k) Matching Contributions[a]	13,313	9,188	—	—	10,543
BEP Matching Contributions[b]	93,303	7,075	—	—	—
Contributions to a Funded Unapproved Retirement Plan in the U.K.	—	—	197,037	—	—
Tax Gross-Ups For Miscellaneous Perquisite Income Items	14,900	61	163,079	—	81
Miscellaneous[c]	226,154	—	—	114,019	—

Total	$519,105	$101,609	$389,364	$197,989	$45,616

[a]	TRW provides certain life insurance benefits and had provided matching contributions under the Salaried 401(k) Plan to its U.S. based employees generally, including the executives indicated. Effective with the first payroll period beginning after February 27, 2009 the matching contributions were suspended for the remainder of 2009. The match was reinstated in February 2010.

[b]	TRW provides matching contributions under the Benefits Equalization Plan (or “BEP”). These benefits are substantially equal to benefits that could not be provided under the Salaried 401(k) Plan because of limitations under the Internal Revenue Code of 1986. Effective with the first payroll period beginning after February 27, 2009 the BEP matching contributions were suspended for the remainder of 2009. The match was reinstated in February 2010.

[c]	The miscellaneous amounts paid to Messrs. Plant and Lake in 2009 represented payment of accumulated long service holiday pay in connection with each such executive’s retirement from the TRW Pension Scheme.

Pursuant to an amendment to Mr. Lake’s employment agreement which was effective October 1, 2009, TRW Automotive Inc. (a U.S. company) replaced TRW Limited (a U.K. company) as Mr. Lake’s employer and the benefits schedule was revised to delete reference to U.K. benefits and to add benefits available to certain other U.S. employees, such as the Salaried 401(k) Plan and the BEP.

5.	Salary and bonus paid to Mr. Lunn were paid in British pounds and for the purposes of these tables were converted to the U.S. dollar equivalent. Generally, the exchange rate used was the average rate for the year (except in the case of the non-equity incentive plan compensation and the gross-up, which used the exchange rate on the date of payment of such amounts). The exchange rates used were as follows (exchange rates shown have been rounded):
•	Non-Equity Incentive Plan Compensation:
2009: $1.54 = £1.00
2008: $1.43 = £1.00
2007: $1.97 = £1.00
•	Gross-up:
2009: $1.55 = £1.00 (represents a blend of the exchange rates applicable to two gross-up payments)
2008: $1.46 = £1.00
•	Other Amounts:
2009: $1.58 = £1.00
2008: $1.85 = £1.00
2007: $2.01 = £1.00

6.	The amount of All Other Compensation for Mr. Lunn in 2008 has been corrected from the amount disclosed in the prior year proxy (increased by $37,565).

7.	Since Mr. Marchuk was not a named executive officer in prior years, prior year compensation information has been omitted.

Grants of Plan-Based Awards in Fiscal 2009
The following table sets forth information on plan-based compensation awards granted during TRW’s 2009 fiscal year to the named executive officers. On February 18, 2009 the Committee approved the awards with a grant date of February 26, 2009.
Grants of Plan-Based Awards for 2009

											All Other			Grant
											Stock	All Other		Date
											Awards:	Option		Fair
											Number	Awards:	Exercise	Value of
		Estimated Possible Payouts									of	Number of	or Base	Stock
		Under Non-Equity Incentive			Estimated Future Payouts under						Shares	Securities	Price of	and
		Plan Awards[1]			Equity Incentive Plan Awards						of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold		Target		Maximum		or Units[2]	Options	Awards[3]	Awards
Name	Date	($)	($)	($)	($)		($)		($)		(#)	(#)	($/Sh)	($)
John C. Plant	2/26/09	—	—	—	—		—		—		—	230,000	2.70	269,100
	2/26/09	—	—	—	—		—		—		150,000	—	—	405,000
	—	336,000	3,360,000	4,200,000	—		—		—		—	—	—	—
	2/26/09	—	—	—	2,683,000	[4]	5,366,000	[4]	13,415,000	[4]	—	—	—	2,901,639
	2/26/09	—	—	—	—		2,500,000	[5]	—		—	—	—	187,149
Joseph S. Cantie	2/26/09	—	—	—	—		—		—		—	72,000	2.70	84,240
	2/26/09	—	—	—	—		—		—		39,000	—	—	105,300
	—	45,000	450,000	562,500	—		—		—		—	—	—	—
	2/26/09	—	—	—	745,000	[4]	1,490,000	[4]	3,725,000	[4]	—	—	—	829,040
	2/26/09	—	—	—	—		900,000	[5]	—		—	—	—	67,361
Steven Lunn[6]	2/26/09	—	—	—	—		—		—		—	86,000	2.70	100,620
	2/26/09	—	—	—	—		—		—		44,000	—	—	118,800
	—	101,524	1,015,235	1,269,044	—		—		—		—	—	—	—
	2/26/09	—	—	—	878,000	[4]	1,756,000	[4]	4,390,000	[4]	—	—	—	947,474
	2/26/09	—	—	—	—		700,000	[5]	—		—	—	—	52,388
Peter J. Lake	2/26/09	—	—	—	—		—		—		—	62,000	2.70	72,540
	2/26/09	—	—	—	—		—		—		30,000	—	—	81,000
	—	48,510	485,100	606,375	—		—		—		—	—	—	—
	2/26/09	—	—	—	464,000	[4]	928,000	[4]	2,320,000	[4]	—	—	—	532,954
	2/26/09	—	—	—	—		400,000	[5]	—		—	—	—	29,947
Neil E. Marchuk	2/26/09	—	—	—	—		—		—		—	22,000	2.70	25,740
	2/26/09	—	—	—	—		—		—		11,000	—	—	29,700
	—	32,850	328,500	410,625	—		—		—		—	—	—	—
	2/26/09	—	—	—	219,000	[4]	438,000	[4]	1,095,000	[4]	—	—	—	236,868
	2/26/09	—	—	—	—		350,000	[5]	—		—	—	—	26,213

1.	The estimated possible payouts under Non-Equity Incentive Plan Awards are based on a formula as described in the narrative below. For the actual amount awarded and paid for 2009, see the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2.	Represent RSUs granted under the Stock Incentive Plan.

3.	Based on fair market value under the Stock Incentive Plan, which is the average of the high and low sales prices of our common stock on the NYSE on the grant date.

4.	These estimated future payouts under Equity Incentive Plan Awards are based on the range of payout possibilities set forth in the Cash Incentive Award Agreements with each named executive officer, as described in the narrative below.

5.	These estimated future payouts under Equity Incentive Plan Awards are based on the target value of Tranche B of the Retention Award granted to each executive, which will be payable on the 36 month anniversary of the effective date if the payment conditions are met. Threshold and maximum amounts do not apply to these awards. Further, Tranche A of this award is not reflected in this table since the payment amount is not tied to the performance of the Company’s stock and, therefore, it is not within the scope of ASC 718. See the narrative below for further detail about this award.

6.	The exchange rate used for Mr. Lunn’s estimated possible payouts under Non-Equity Incentive Plan Awards was $1.54 = £1.00, the exchange rate on the date of payment of the Non-Equity Incentive Plan Compensation for the 2009 fiscal year shown in the Summary Compensation Table. The estimated future payouts under Equity Incentive Plan Awards were established in U.S. dollars, so no conversion is applicable.

Summary Compensation and Plan-Based Awards
General. Each of our named executive officers has an employment agreement with one of our subsidiaries. The agreements with Mr. Plant and Mr. Lunn extend for an indefinite term and the agreements with the other named executive officers extend until December 31, 2011. Among other things, each of the agreements provides for:
•	base salary, which cannot be decreased at any point;
•	the target payout for annual cash incentive compensation which, as a percentage of base salary, is 200% for Mr. Plant, 130% for Mr. Lunn and 90% for the remaining named executive officers; and
•	certain severance and change in control payments as described below under “Termination and Change in Control Provisions.”
See “Compensation Discussion and Analysis” above for a discussion of the factors considered in awarding various elements of compensation.
Non-Equity Incentive Plan Awards. The targets shown in the table above represent annual incentive targets set by the respective officer’s employment agreement, as described above. Under the annual cash incentive (bonus) program, the maximum payout is generally capped at 125% of the target award and, at the low end of the payout range for 2009 (the “threshold” in the table above), 10% of the target award was payable. See the discussion of the annual cash incentive (bonus) program in the “Compensation Discussion and Analysis” section above which describes the financial objectives set for 2009 as well as the Company’s performance compared to those goals and the Committee’s analysis of that performance and a further discussion of the nonfinancial measures considered.
Equity Incentive Plan Awards. The amounts shown in the table above relate to two components of compensation that were awarded in 2009, consisting of a long-term cash incentive award and a retention award.
Long-Term Cash Incentive Awards. Each long-term cash incentive award consists of three equal tranches. Subject to certain early vesting provisions, one tranche will be adjusted on each of the first three anniversaries of the effective date, based upon the value of TRW’s stock during the portion of the month of February preceding such anniversary as compared to its value on the effective date (which, as calculated under the terms of the governing agreement, was $2.56). If the stock price increases, then the applicable tranche will be increased from target, subject to a cap of 250% of its target value (the “maximum” in the table above represents the payout if all three tranches reach the maximum). At the low end of the range, which applies if the average stock price is $1.00 on the adjustment date, the applicable tranche is adjusted to 50% of its target value (the “threshold” in the table above represents the payout if all three tranches are adjusted to the minimum value). If the average stock price is less than $1.00, then the value of the applicable tranche will be adjusted to zero. The adjusted values will accumulate without interest until the third anniversary of the effective date, when they will vest and become payable, provided that the executive remains employed by the Company. The award is subject to accelerated vesting under certain circumstances as discussed below under “Termination and Change in Control Provisions.”

Retention Awards. Subject to certain early vesting provisions, half of each retention award (“Tranche A”) will vest and become payable on the 18 month anniversary of its effective date, provided that the executive remains employed by the Company. However, any amount paid at 18 months is subject to recoupment in the event of the executive’s voluntary termination (other than for Good Reason) or involuntary termination for Cause prior to the 36 month anniversary (capitalized terms are defined below under “Termination and Change in Control Provisions). The other half of each award (“Tranche B”) will vest and become payable on the 36 month anniversary of the effective date, provided that the executive remains employed by the Company and the price of TRW’s stock is greater than $10.00 on any day during the last six months of the vesting period. The award is subject to accelerated vesting under certain circumstances as discussed below under “Termination and Change in Control Provisions.” Only Tranche B of the retention awards is reported in the tables above; Tranche A is not reportable in those tables. It is expected that the Tranche A payout will be reported, if at all, in a “bonus” column of our Summary Compensation Table for fiscal 2010 if payment is made. The target value of the retention award tranches granted to each named executive officer follow (this is a supplemental table):

	Target Value	Target Value	Total Target
	of Tranche A	of Tranche B	Value on
	(to vest on	(to vest on	Effective
Name	8/26/2010)	2/26/2012)	Date
John C. Plant	$2,500,000	$2,500,000	$5,000,000
Joseph S. Cantie	900,000	900,000	1,800,000
Steven Lunn	700,000	700,000	1,400,000
Peter J. Lake	400,000	400,000	800,000
Neil E. Marchuk	350,000	350,000	700,000
Other Stock and Option Awards. In 2009 our named executive officers received options and RSUs under the Stock Incentive Plan as set forth in the above tables. Each stock option permits the executive to purchase one share of common stock from us at the exercise price. RSUs represent the right to receive shares of common stock on a one-for-one basis on the applicable vesting date if the individual continues to be employed by us. The options and RSUs granted in 2009 vest one-third on each of the first three anniversaries of the grant date, and are subject to accelerated vesting under certain circumstances as discussed below under “Termination and Change in Control Provisions.” The stock options granted in 2009 expire on their eighth anniversary.
If dividends are declared and paid by us during the period in which the RSUs are outstanding, then on the date they vest and shares of common stock are exchanged therefore, the executive will be paid the dividends on such shares as if such shares had been outstanding during the period in which the dividends were paid. However, we do not currently pay any cash dividends on our common stock, and instead intend to retain any earnings for debt repayment, future operations and expansion. Any decision to declare and pay dividends in the future will be made at the discretion of our Board.
Comparison of Compensation Levels of Named Executive Officers. The Committee has not set a policy or practice to link or ratio any component of total direct compensation (base salary, annual cash incentive and long-term incentive compensation) or pension values between its named executive officers. The Committee continues to believe that comparing these compensation elements to the market for each executive is a more appropriate method for establishing market competitive compensation.
The Committee recognizes that in 2009 the CEO’s Total Compensation was approximately four times greater than the Total Compensation of the next highest paid executive. While the Committee believes that each of the named executive officers is compensated appropriately in comparison to the market for each position, the Committee also attributes the differences between the CEO’s and the other executive officers’ levels of compensation to the following factors:
•	more than half of the CEO’s Total Compensation in 2009 is attributed to pension benefits which result from his long service with TRW and its predecessors (whereas the other executive officers have fewer years of service and/or participate in different legacy plans), combined with his supplemental retirement plan, to which he is entitled under the terms of his employment agreement, and which is further described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans;”
•	the CEO’s change in pension benefits in 2009 includes a one-time increase of approximately $2.8 million resulting from his decision to retire from the TRW Pension Scheme earlier than anticipated by plan assumptions;
•	the grant date fair value of the CEO’s option grants, RSUs and other incentive plan compensation were a higher multiple of his salary than the other executive officers reflecting the Committee’s philosophy, discussed above under “Compensation Discussion and Analysis,” that compensation at risk will rise with position level; and
•	the Committee’s assessment of the relative value of the CEO’s contribution to TRW versus other executive officers’ contributions.

Outstanding Equity Awards at Fiscal Year-End December 31, 2009

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested[2]	Vested[3]
Name	Date	Exercisable	Unexercisable[1]	($)	Date	(#)	($)
John C. Plant	2/28/2003	195,000	0	10.00	2/28/2013	—	—
	2/28/2003	660,000	0	20.00	2/28/2013	—	—
	2/28/2003	195,000	0	30.00	2/28/2013	—	—
	4/29/2003	15,000	0	10.00	4/29/2013	—	—
	4/29/2003	20,000	0	20.00	4/29/2013	—	—
	4/29/2003	5,000	0	30.00	4/29/2013	—	—
	12/1/2003	120,000	0	13.00	12/1/2013	—	—
	12/1/2003	120,000	0	16.25	12/1/2013	—	—
	12/1/2003	30,000	0	30.00	12/1/2013	—	—
	3/2/2005	196,000	0	19.82	3/2/2013	—	—
	2/27/2006	200,000	0	26.61	2/27/2014	—	—
	2/27/2007	143,333	71,667	30.54	2/27/2015	43,334	1,034,816
	2/26/2008	76,666	153,334	24.38	2/26/2016	100,000	2,388,000
	2/26/2009	0	230,000	2.70	2/26/2017	150,000	3,582,000
Joseph S. Cantie	2/28/2003	50,000	0	10.00	2/28/2013	—	—
	2/28/2003	128,000	0	20.00	2/28/2013	—	—
	2/28/2003	50,000	0	30.00	2/28/2013	—	—
	12/1/2003	34,000	0	13.00	12/1/2013	—	—
	12/1/2003	48,000	0	16.25	12/1/2013	—	—
	12/1/2003	12,000	0	30.00	12/1/2013	—	—
	3/2/2005	50,000	0	19.82	3/2/2013	—	—
	2/27/2006	53,000	0	26.61	2/27/2014	—	—
	2/27/2007	44,666	22,334	30.54	2/27/2015	11,000	262,680
	2/26/2008	24,000	48,000	24.38	2/26/2016	26,000	620,880
	2/26/2009	0	72,000	2.70	2/26/2017	39,000	931,320
Steven Lunn	2/28/2003	170,000	0	10.00	2/28/2013	—	—
	2/28/2003	384,000	0	20.00	2/28/2013	—	—
	2/28/2003	96,000	0	30.00	2/28/2013	—	—
	4/29/2003	20,000	0	10.00	4/29/2013	—	—
	4/29/2003	16,000	0	20.00	4/29/2013	—	—
	4/29/2003	4,000	0	30.00	4/29/2013	—	—
	12/1/2003	50,000	0	13.00	12/1/2013	—	—
	12/1/2003	40,000	0	16.25	12/1/2013	—	—
	12/1/2003	10,000	0	30.00	12/1/2013	—	—
	3/2/2005	70,000	0	19.82	3/2/2013	—	—
	2/27/2006	73,000	0	26.61	2/27/2014	—	—
	2/27/2007	52,666	26,334	30.54	2/27/2015	13,000	310,440
	2/26/2008	28,666	57,334	24.38	2/26/2016	29,334	700,496
	2/26/2009	0	86,000	2.70	2/26/2017	44,000	1,050,720
Peter J. Lake	2/28/2003	136,000	0	10.00	2/28/2013	—	—
	2/28/2003	240,000	0	20.00	2/28/2013	—	—
	2/28/2003	60,000	0	30.00	2/28/2013	—	—
	12/1/2003	35,000	0	13.00	12/1/2013	—	—
	12/1/2003	28,000	0	16.25	12/1/2013	—	—
	12/1/2003	7,000	0	30.00	12/1/2013	—	—
	3/2/2005	54,000	0	19.82	3/2/2013	—	—
	2/27/2006	53,000	0	26.61	2/27/2014	—	—
	2/27/2007	38,666	19,334	30.54	2/27/2015	9,000	214,920
	2/26/2008	20,666	41,334	24.38	2/26/2016	20,000	477,600
	2/26/2009	0	62,000	2.70	2/26/2017	30,000	716,400
Neil E. Marchuk	9/7/2004	—	—	—	—	10,000	238,800
	10/5/2004	33,340	0	18.76	10/5/2014	—	—
	3/2/2005	8,700	0	19.82	3/2/2013	—	—
	2/27/2006	16,000	0	26.61	2/27/2014	—	—
	2/27/2007	12,666	6,334	30.54	2/27/2015	3,000	71,640
	2/26/2008	7,333	14,667	24.38	2/26/2016	7,334	175,136
	2/26/2009	0	22,000	2.70	2/26/2017	11,000	262,680

1.	As of December 31, 2009, all options granted in 2003 through 2006 had fully vested. Other than the 2003 grants (which vested 20%/year on each of the first five anniversaries of the grant date), all options granted vest at the rate of one-third/year on each of the first three anniversaries of the grant date.

2.	All restricted stock units vest at the rate of one-third/year on each of the first three anniversaries of the grant date, other than the RSUs granted on September 7, 2004 to Mr. Marchuk which vest in their entirety on their sixth anniversary.

3.	Based on the closing stock price on December 31, 2009 of $23.88.

Option Exercises and Stock Vested for 2009
None of the named executive officers exercised any of their outstanding stock options in 2009. The following table shows the value realized by each of the named executive officers during 2009 in connection with the vesting of RSUs.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting[1]	on Vesting[2]
Name	(#)	($)
John C. Plant	133,333	340,833
Joseph S. Cantie	33,334	85,325
Steven Lunn	40,000	102,173
Peter J. Lake	28,000	71,460
Neil E. Marchuk	9,666	24,718

1.	Represents gross number of shares vested, although TRW nets a portion of these vested shares to pay the executive’s withholding tax due upon the vesting of the RSUs.

2.	Based on the fair market value of the common stock (the average of the high and low sales prices on the NYSE) of $2.70 per share on the February 26, 2009 vesting date and $2.47 per share on the February 27, 2009 vesting date. The following number of shares vested for each executive:
a.	February 26, 2009 vesting: Plant 50,000, Cantie 13,000, Lunn 14,666, Lake 10,000 and Marchuk 3,666.

b.	February 27, 2009 vesting: Plant 83,333, Cantie 20,334, Lunn 25,334, Lake 18,000 and Marchuk 6,000.
Pension Benefits

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
John C. Plant[4]	TRW Pension Scheme[1]	32	15,161,600	10,802,852
	John C. Plant 2009 Supplemental Retirement Plan[2]	1	5,271,276	—
	Funded Secular Trust[2]	N/A	18,557,293	—
Joseph S. Cantie	TRW Automotive Salaried Pension Plan[3]	10	125,000	—
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	10	315,800	—
Steven Lunn[4]	TRW Pension Scheme[1]	14	897,700	—
	The Lucas Group Funded Executive Pension Scheme[2]	14	5,627,300	—
Peter J. Lake[4]	TRW Pension Scheme[1]	35	5,062,700	1,750,692
Neil E. Marchuk	TRW Automotive Salaried Pension Plan[3]	5	66,300	—
	TRW Automotive Inc. Supplemental Retirement Income Plan[3]	5	93,800	—

1.	Mr. Plant, Mr. Lunn and Mr. Lake have participated in the TRW Pension Scheme, a tax-approved defined benefit pension plan, on the same basis as similarly situated employees in the United Kingdom. Benefits are generally determined as 1/30th of pensionable pay multiplied by service up to 20 years, prorated over the service period until the participant’s Normal Retirement Date. Pensionable pay is the sum of base pay in the last 12 months, plus the average of the final 5 years of pensionable bonuses, limited (for Mr. Lunn only), to the earnings cap, as defined by Her Majesty’s Revenue and Customs. Although the limitations under U.K. law relative to this cap were eliminated with effect from April 2006, the TRW Pension Scheme was amended to incorporate them. Pensionable bonuses are limited in any year to 10% of that year’s base pay. The Normal Retirement Date is age 57.5 for Mr. Plant, and 62.5 for both Mr. Lunn and Mr. Lake. Benefits are payable upon retirement after age 50, in the form of benefits of a life annuity with a 50% survivor continuation annuity, but reduced 0.3% for each year benefits are payable prior to age 57.5 (for Mr. Plant) or 60 (for Messrs. Lunn and Lake). Additionally, Messrs. Plant, Lunn and Lake are entitled, at their election, to receive a tax-free lump sum payment in an amount equal to approximately 25% of the value of their accrued benefits at retirement. Such values are determined in accordance with U.K. pension legislation and the rules of the TRW Pension Scheme. In connection with their decision to retire early, Messrs. Plant and Lake made such an election and received lump sum payments approximating $10,310,000 and $1,751,000, respectively, in 2009. Additionally, Mr. Plant received monthly payments totaling approximately $493,000 during 2009. Mr. Lake will commence receipt of such payments in 2010 effective from the date of his retirement in 2009.

2.	See “Compensation Discussion and Analysis — Defined Benefit Pension Plans” for a further description of this plan.

3.	Benefits under these plans are determined as an accumulated percentage of pensionable earnings less an accumulated offset percentage of pensionable earnings up to social security covered compensation. Pensionable earnings are defined as the average of pay, including the non-equity incentive payment, for the five highest consecutive calendar years. The applicable accumulated percentages are determined from the following table.

		Offset
Percentages Attributable to Accumulated Service	Percentage	Percentage
% attributable to each year of benefit service through 2004	1.5%	0.4%
% attributable to benefit service during 2005	1.2%	0.3%
% attributable to benefit service during 2006	1.0%	0.3%

Effective as of January 1, 2007 these plans were amended to provide for future annual benefit accruals in an amount equal to 1.0% of pensionable earnings less a .3% reduction for pensionable earnings below the Old Age, Survivor and Disability Insurance Wage Base wherein pensionable earnings are defined as the participant’s annual pay inclusive of their annual non-equity incentive payment.

Effective July 1, 2009, the benefit accrual rate under these plans was reduced to 0.1% of pensionable earnings.

Benefits are payable as an annuity for the life of the participant, commencing at age 65. Benefits reduced for early commencement are payable upon retirement after attainment of age 55, and completion of 5 years of service; early retirement reductions are 4% for each year by which benefits are payable prior to age 60. At the participant’s option, the benefit may be paid in a lump sum, using the actuarial basis under the minimum lump sum rules applicable to tax-qualified plans. However, as it relates to the TRW Automotive Salaried Pension Plan, this option is only available in respect of benefits earned through 2004.

4.	In April and September 2009, respectively, Messrs. Plant and Lake elected to retire under the terms of the TRW Pension Scheme and commenced receiving benefits thereunder. These benefits in 2009 included an initial tax-free lump sum amount equal to approximately 25% of the value of each executive’s accrued benefit at retirement. Such values were determined in accordance with U.K. pension legislation and the rules of the TRW Pension Scheme. Mr. Lunn is eligible for early retirement in respect of the plans in which he participates. Benefits under The Lucas Group Funded Executive Pension Scheme are dependent on continued participation in the TRW Pension Scheme. As a result of the cessation of accruals in the TRW Pension Scheme, Mr. Lunn ceased accruing a benefit in this plan and elected to take a distribution of benefits accrued under this plan in 2010.

Pension Plans
Benefit values included in the above table have been determined on the following basis:
•	Benefits subject to valuation have been determined as of December 31, 2009 (the measurement date for financial statement purposes), and have been based on each participant’s historical compensation and plan service, the plan’s provisions and applicable statutory limits and parameters as of that date. For Messrs. Plant and Lake, the table above reflects the present value of the accumulated benefit at that date net of the payments made during the year as shown in the last column.
•	For Messrs. Plant and Lake, values of benefits under the TRW Pension Scheme have been determined based on the date each actually retired under the terms of that plan. The value of Mr. Lunn’s benefits under the terms of the TRW Pension Scheme and The Lucas Group Funded Executive Pension Scheme have been determined assuming a September 30, 2009 retirement date, in connection with cessation of accruals within the TRW Pension Scheme. For the John C. Plant 2009 Supplemental Retirement Plan (the “New SERP”), the TRW Automotive Salaried Pension Plan and the TRW Automotive Inc. Supplemental Retirement Income Plan, values of benefits have been determined based on a presumption of retirement from active employment on the participant’s plan-defined normal retirement date, or if earlier, at the earliest date at which benefits can commence without reduction for early commencement. All other valuation assumptions are consistent with those used for financial reporting purposes. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The more significant assumptions underlying these valuations (other than valuations relating to the New SERP) are as follows:

	U.S. Programs	U.K. Programs
Interest rate of discount	6.00%	5.75%
Postretirement benefit increase rate	N/A	3.25%
Postretirement mortality	1994 Group Annuity Mortality, projected to 2010	PMA 92 medium cohort tables based on participant’s year of birth, rated up by one year
Lump sum interest rate	5.50% (4.0% for the New SERP)	N/A
Lump sum interest mortality	2008 PPA Mortality, unisex	N/A
Deferred Compensation Plans
We sponsor the Benefits Equalization Plan (“BEP”) for certain of our U.S. employees including our named executive officers.
The BEP provides eligible employees benefits substantially similar to benefits which could not be provided under the Salaried 401(k) Plan due to limitations under the Internal Revenue Code of 1986, as amended. Employees can generally defer up to 15% of base and incentive compensation to the extent such contributions cannot be made to the Salaried 401(k) Plan as a result of these limitations. TRW provided matching contributions in an amount equal to 75% of the first 5% of the employee’s contributions; however, effective with the first payroll period beginning after February 27, 2009 BEP matching contributions were suspended for the remainder of 2009. The company match was reinstated in February 2010. Company matching contributions, including related investment earnings, vest ratably over a five year period. All of the named executive officers are fully vested. Generally, the plan benefits are payable to the employee upon termination of employment.
While the BEP is unfunded, the employee directs both their deferrals and company contributions, if applicable, into investment options which, exclusive of TRW’s common stock, are intended to mirror the investment options available in the Salaried 401(k) Plan. These options include a diverse range of mutual funds. On a daily basis, the amount of the participant’s deferred compensation including any company matching contributions is adjusted to reflect the appreciation and/or depreciation in the value of the investment alternative selected.

As indicated above under “Compensation Discussion and Analysis — Benefit Equalization Plan,” in December 2008 TRW amended the BEP to allow participants (which include certain named executive officers) to elect an early withdrawal of all or a designated percentage of their December 31, 2008 vested account balances. Each of the named executive officers who participated in these plans elected an early withdrawal and received a lump sum payment of their vested account balances in July 2009. These withdrawals are included in the Aggregate Withdrawals/Distributions column of the table below.
The individual contributions of the named executive officers during 2009, including earnings and matching contributions on those contributions, the aggregate withdrawals discussed in the preceding paragraph and the aggregate account balances as of December 31, 2009 are shown in the Nonqualified Deferred Compensation Table set forth below.
Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
	in Last FY1	in Last FY2	Last FY	Distributions	Last FYE[3]
Name	($)	($)	($)	($)	($)
John C. Plant	195,481	93,303	49,823	(1,038,252)	313,691
Joseph S. Cantie	30,587	7,075	17,068	(121,143)	49,132
Steven Lunn	—	—	—	—	—
Peter J. Lake	—	—	—	—	—
Neil E. Marchuk	—	—	8,086	(87,806)	8,486

1.	These executive contributions for 2009 are included in the Salary column of the Summary Compensation Table on page 35.

2.	These matching contributions for 2009 are included in the All Other Compensation column of the Summary Compensation Table on page 35.

3.	No portion of the aggregate balances indicated in this column was previously reported as compensation to the indicated executive in the Summary Compensation Table for previous years.
Director Compensation
We pay director compensation only to our independent directors. For 2009 such compensation consisted of:
•	An annual cash retainer of $50,000;
•	Meeting fees of $1,500 for each Board and committee meeting attended;
•	An annual retainer of $12,000 for acting as a Chair of the Audit Committee, and an annual retainer of $4,000 for acting as a member of the Audit Committee;
•	An annual retainer of $6,000 for acting as a Chair of the Compensation Committee and an annual retainer of $3,000 for acting as a member of the Compensation Committee;
•	A grant of restricted stock units (each, an “RSU”), which totaled 3,500 for each independent director in 2009. Each RSU represents the unfunded, unsecured right to receive one share of TRW common stock on the first anniversary of the grant date, provided the individual continues to be a member of the Board. In addition, the RSU agreement provides for accelerated vesting in the event of a Change in Control (as described below in footnote 4 to the Potential Payments Upon Termination or CIC tables), and
•	A cash incentive award which was designed to offset the reduction in the value of the RSUs awarded to the independent directors. The terms of these awards generally mirror the terms of the long-term cash incentive awards granted to the named executive officers as described above under “Compensation of Executive Officers — Summary Compensation and Plan-Based Awards”, with the following exceptions:
•	the director agreements have a one-year vesting schedule;

•	the only early vesting circumstances in the director agreements are for death (which results in pro rata vesting) or a Change in Control (which results in full vesting); and

•	each independent director received a target award of $66,040.

The Company also reimburses its directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and stockholders’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouse’s travel and certain other non-business expenses and reimburses the directors for taxes attributable to that income.
Director Compensation for 2009

	Fees Earned or		All Other
	Paid in Cash	Stock Awards[1]	Compensation[2]	Total
Name	($)	($)	($)	($)
James F. Albaugh	73,500	47,526	—	121,026
Francois J. Castaing	90,000	47,526	1,325	138,851
Robert L. Friedman	—	—	45	45
Michael R. Gambrell	60,500	47,526	1,263	109,289
J. Michael Losh	96,500	47,526	300	144,326
Jody G. Miller	60,500	47,526	10	108,036
Paul H. O’Neill	60,500	47,526	—	108,026
Neil P. Simpkins	—	—	330	330

1.	The values shown represent the aggregate grant date fair value in accordance with ASC 718 of the following granted to each independent director effective February 26, 2009: (i) 3,500 RSUs valued at $9,450, and (ii) a cash incentive award valued at $38,076. As of December 31, 2009, there were a total of 3,500 RSUs outstanding for each of the independent directors.

2.	Represents reimbursement of taxes owed, net of those reported in the Director Compensation Table for 2008, with respect to perquisites that are not required to be included in this column because of their de minimus amount.
Termination and Change in Control Provisions
We (or certain of our wholly-owned subsidiaries) have entered into employment agreements, option agreements, RSU agreements, cash incentive award agreements and retention agreements with each of Messrs. Plant, Cantie, Lunn, Lake and Marchuk that provide for payments upon certain events of termination or a Change in Control (or CIC), as defined below. The Change in Control provisions are designed to mitigate the impact of a termination of employment related to a Change in Control, and are intended to ensure that the executives evaluate business opportunities in the best interests of stockholders.
Defined Terms
For ease of reference in reviewing the descriptions of potential payments to our named executive officers upon termination or a change in control, which appear below, set forth below are certain defined terms from the executive officers’ employment agreements. Unless otherwise indicated the definition of each term is the same in each agreement. For purposes of the following definitions, “Holdings” is TRW Automotive Holdings Corp. and “TAI” is TRW Automotive Inc.
“Cause” means:
•	executive’s continued failure to work on a full-time basis and failure substantially to perform executive’s duties, provided that TAI may not terminate the executive’s employment for Cause because of dissatisfaction or disagreement with the actions taken by executive in the good faith performance of his duties;
•	executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony (or, in Mr. Lunn’s case, any conviction for an arrestable criminal offense);
•	executive’s willful malfeasance or willful misconduct in connection with executive’s duties which injures the financial condition or business reputation of TAI or any of its subsidiaries or affiliates; or
•	executive’s breach of the non-competition or confidentiality provisions of his employment agreement, other than an insignificant breach of the confidentiality provisions as reasonably determined by TAI;

provided, that no act or omission shall be “willful” (1) to the extent taken by executive at the direction of the Board (or, in the case of Messrs. Cantie, Lunn, Lake or Marchuk, the direction of the Board or the CEO), or (2) if effected with executive’s reasonable belief that such action or failure to act was in TAI’s best interest.
“Change in Control” or “CIC” means:
•	the sale or disposition of all or substantially all of the assets of Holdings or TAI to any person or group other than Automotive Investors L.L.C. (“AI LLC”) or its affiliates;
•	the beneficial ownership of more than 50% of the total voting power of Holdings or TAI by any person or group, other than AI LLC or its affiliates, and AI LLC or its affiliates ceasing to control the board of directors of Holdings or TAI;
•	an acquisition by a person or group, other than AI LLC or its affiliates, of stock of Holdings or TAI having voting power of 30% or more, or
•	the replacement of a majority of the Holdings directors during a 12-month period without the endorsement of the existing directors.
“Continued Benefits” means the continued provision of a company vehicle and medical, dental, life insurance and disability benefit coverage and, for Mr. Plant, certain club memberships, each at the level provided immediately prior to the termination.
“Disability” means executive’s physical or mental incapacitation and resulting inability, for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period, to perform executive’s duties.
“Good Reason” means any of the following events which are not cured within a specified number of days after receipt of written notice from the executive:
•	TAI’s failure to pay executive’s base salary, annual bonus or employee benefits when due;
•	any relocation of executive’s principal office outside of a specified area;
•	any adverse change in executive’s reporting relationship;
•	any material diminution for a period of at least 30 days in executive’s authority or responsibilities; or
•	for Messrs. Plant and Lunn only, the company’s failure to provide to executive directors’ and officers’ insurance which is comparable to that provided by similar companies, as determined in the reasonable business judgment of the board of directors of TAI.
“Window Period” means the 60 day period commencing on the first anniversary of a Change in Control.
Conditions to Payments
Each of the named executive officers’ employment agreements include a confidentiality provision and also contain a noncompetition and nonsolicitation provision for a term of 18 months (two years for Mr. Plant) following the termination of the executive’s employment for any reason (other than, in the case of Messrs. Cantie, Lake and Marchuk, a termination upon or following the expiration of the employment agreement). The agreements also provide that we are entitled to stop making certain post-termination payments to the executive in the event of a breach of these provisions. The failure by any party to insist on strict adherence to any term of the agreement won’t be considered a waiver of that right or any other right under the agreement.

Excise Tax — John Plant
Mr. Plant’s employment agreement provides that, in the event that any payment to or for the benefit of Mr. Plant, including the termination and CIC payments described below, gives rise to an excise tax imposed by Section 4999 of the Internal Revenue Code as determined in accordance with the provisions of Section 280G of the Internal Revenue Code, then Mr. Plant will be provided an additional payment in an amount equal to the resulting excise tax as grossed up for any additional taxes which may result from this payment. The estimated amount of the excise tax and related gross-up payment to be paid by the company in certain of the CIC scenarios is set forth in the Potential Payments upon Termination or CIC — John Plant table below. The primary factor giving rise to the excise tax and related gross-up is that, due to the adjustment to Mr. Plant’s supplemental executive retirement plan arrangement in December 2008 (which is described above under “Compensation Discussion and Analysis — Defined Benefit Pension Plans”), he is not currently deemed to be vested in his accrued benefits under his Original SERP, which were placed into a secular trust with a new two-year cliff vesting term, but such benefits will receive accelerated vesting upon a CIC.
Delay of Severance Payments under Section 409A
In December 2008 we entered into amendments to the employment agreements of Messrs. Plant, Cantie, Lake and Marchuk in order to comply with Section 409A of the Internal Revenue Code and the Treasury regulations and related guidance promulgated thereunder (collectively, “Section 409A”). Among other things, the amendments postponed the payment of certain severance amounts and benefits that exceed the limits established under Section 409A until the six-month anniversary of the executive’s separation from service. The executives other than Mr. Plant may receive up to $460,000 (adjusted for inflation) within such six-month period and each may receive certain other payments permissible under Section 409A. Generally benefits and payments subject to the six-month delay (as well as any gross-up payment due to Mr. Plant) will be contributed by us to a grantor or “rabbi” trust immediately following the occurrence of the triggering event.
Potential Payments upon Termination or CIC
The following tables reflect the estimated value of the benefits and payments that would be triggered in the various termination scenarios identified, other than (i) any accrued benefits that may be due as of the date of such termination (such as any accrued salary, any earned but unpaid cash incentive payment for any previously completed fiscal year, reimbursement for unreimbursed business expenses and employee benefits that the executive may be entitled to under employment benefit plans), and (ii) unless otherwise indicated, any benefits available generally to similarly situated salaried employees of the Company, including pension benefit and deferred compensation amounts as described and set forth in tables above. The footnotes to the following tables are combined and follow the second table and a narrative description of the payments and benefits due under each of the scenarios appears after the tables. The dollar amounts estimated below assume a termination date, or an effective date of a Change in Control for the “Upon Change in Control” scenario, of December 31, 2009 (the last business day of 2009) and utilize the closing price for TRW’s common stock on that date of $23.88.

Potential Payments upon Termination or CIC — John Plant

	Termination and CIC Scenarios
	Termination w/o Cause or Resignation for
	Good Reason
	Irrespective
	of CIC or
	After Window						Resignation
	Period or						by Mr. Plant
	During						for any
	Window		Prior to CIC		After CIC but		Reason
	Period for		but During		Prior to 1st		During		Upon
	Termination		Discussion		Anniversary		Window		Change in	Death or
Benefits and Payments	w/o Cause		Period		of CIC		Period		Control	Disability		Retirement
Base Salary	$3,360,000		$5,040,000		$4,200,000	[1]	$3,360,000		$—	$—		$—
Annual Cash Incentive Payment	11,473,900	[2]	15,110,850	[2]	13,292,375	[3]	11,473,900	[2]	—	4,200,000	[2]	—
Continued Benefits	273,994		273,994		273,994		273,994		—	—		—
Vesting of Options[4]	4,871,400		4,871,400		—		—		4,871,400	1,623,786		—
Vesting of RSUs[4]	7,004,816		7,004,816		—		—		7,004,816	3,422,816		—
Long-Term Cash Incentive Award[5]	1,788,666		1,788,666		—		—		5,366,000	1,490,555		1,490,555
Retention Award[6]	1,388,889		5,000,000		5,000,000		—		—	1,388,889		—
Retirement Benefits	4,614,768		4,614,768		4,614,768		4,614,768		—	—		—
Retiree Medical Benefits[7]	1,714,173		1,714,173		1,714,173		1,714,173		—	1,714,173		1,714,173
Excise Tax & Gross-Up8	—		11,895,776		10,115,751		—		—	—		—

Total	$36,490,606		$57,314,443		$39,211,061		$21,436,835		$17,242,216	$13,840,219		$3,204,728

Potential Payments upon Termination or CIC — Other Named Executive Officers

		Termination and CIC Scenarios
		Termination w/o Cause or Resignation for							Termination
		Good Reason							by
		Irrespective							Company
		of CIC or on		Prior to CIC		After CIC			Upon or
		or After 1st		but During		but Prior to 1st		Upon	After
	Benefits and	Anniversary		Discussion		Anniversary		Change in	Expiration		Death or
Name	Payments	of CIC		Period		of CIC		Control	of Term		Disability		Retirement
Joseph S. Cantie	Base Salary	$750,000		$1,250,000		$1,000,000	[1]	$—	$500,000		$—		$—
	Annual Cash Incentive Payment	1,317,320	[2]	1,745,533	[2]	1,531,427	[3]	—	1,103,213	[2]	675,000	[2]	—
	Continued Benefits	150,533		150,533		150,533		—	98,539		—		—
	Vesting of Options[4]	508,320		508,320		—		1,524,960	—		508,320		—
	Vesting of RSUs[4]	883,560		883,560		—		1,814,880	—		883,560		—
	Long-Term Cash Incentive Award[5]	496,666		496,666		—		1,490,000	496,666		413,888		413,888
	Retention Award[6]	500,000		1,800,000		1,800,000		—	500,000		500,000		—

	Total	$4,606,399		$6,834,612		$4,481,960		$4,829,840	$2,698,418		$2,980,768		$413,888

Steven Lunn[9]	Base Salary	$1,597,300		$2,395,950		$1,996,625	[1]	$—	N/A		$—		$—
	Annual Cash Incentive Payment	3,698,950	[2]	4,913.903	[2]	4,306,427	[3]	—	N/A		1,269,044	[2]	—
	Continued Benefits	46,950		46,950		46,950		—	N/A		—		—
	Vesting of Options[4]	607,146		607,146		—		1,821,480	N/A		607,146		—
	Vesting of RSUs[4]	1,010,912		1,010,912		—		2,061,656	N/A		1,010,912		—
	Long-Term Cash Incentive Award[5]	585,333		585,333		—		1,756,000	N/A		487,778		487,778
	Retention Award[6]	388,889		1,400,000		1,400,000		—	N/A		388,889		—
	Retirement Benefits[10]	1,313,300		1,313,300		1,313,300		—	N/A		—		—

	Total	$9,248,780		$12,273,494		$9,063,302		$5,639,136	N/A		$3,763,769		$487,778

Peter J. Lake	Base Salary	$808,500		$1,347,500		$1,078,000	[1]	$—	$539,000		$—		$—
	Annual Cash Incentive Payment	1,340,825	[2]	1,830,458	[2]	1,585,642	[3]	—	1,096,008	[2]	606,375	[2]	—
	Continued Benefits	150,939		150,939		150,939		—	98,810		—		—
	Vesting of Options[4]	437,706		437,706		—		1,313,160	—		437,706		—
	Vesting of RSUs[4]	692,520		692,520		—		1,408,920	—		692,520		—
	Long-Term Cash Incentive Award[5]	309,333		309,333		—		928,000	309,333		257,778		257,778
	Retention Award[6]	222,222		800,000		800,000		—	222,222		222,222		—

	Total	$3,962,045		$5,568,456		$3,614,581		$3,650,080	$2,265,373		$2,216,601		$257,778

Neil E. Marchuk	Base Salary	$547,500		$912,500		$730,000	[1]	$—	$365,000		$—		$—
	Annual Cash Incentive Payment	761,883	[2]	996,055	[2]	878,969	[3]	—	644,797	[2]	410,625	[2]	—
	Continued Benefits	75,726		75,726		75,726		—	50,241		—		—
	Vesting of Options[4]	155,313		155,313		—		465,960	—		155,313		—
	Vesting of RSUs[4]	485,552		485,552		—		748,256	—		485,552		—
	Long-Term Cash Incentive Award[5]	146,000		146,000		—		438,000	146,000		121,667		$121,667
	Retention Award[6]	194,444		700,000		700,000		—	194,444		194,444		—

	Total	$2,366,418		$3,471,146		$2,384,695		$1,652,216	$1,400,482		$1,367,601		$121,667

1.	The pro rata portion of the base salary payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC.

2.	The cash incentive payment actually paid to each of the executives for the year ended December 31, 2009 has been used for the pro rata cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2009.

3.	The pro rata portion of the cash incentive payment that would be based on the number of months from termination until the first anniversary of the CIC has been calculated assuming the termination date is six months after the CIC, and the cash incentive payment actually paid to each of the executives for the year ended December 31, 2009 has been used for the pro rata portion of the cash incentive payment due for the year of termination, given the assumption for these tables that the termination date was December 31, 2009.

4.	The Change in Control definition applicable to the options and restricted stock units (each an “RSU”) includes only the provisions relating to Holdings outlined in the first two bullets of the Change in Control definition set forth under “Defined Terms” above. For purposes of the tables, it is assumed that the circumstances of the Change in Control would trigger the Change in Control provisions for the options and RSUs. Where applicable, the value of accelerated option or RSU vesting is calculated by multiplying the closing price of the Company’s common stock on December 31, 2009 by the number of unvested options and RSUs that would receive accelerated (or, for Mr. Plant, continued) vesting and, in the case of options, subtracting the exercise price. No value has been attributed to the vesting of options with exercise prices that exceeded the closing price of the stock on December 31, 2009.

5.	The pro rata portion of the long-term cash incentive award in the applicable scenarios has been calculated as 10/12 of tranche A consistent with our assumption of a December 31, 2009 termination date.

6.	The pro rata portion of the retention award has been calculated as 10/36 of the target value of the award consistent with our assumption of a December 31, 2009 termination date. The retention award payout reflected in the “Prior to CIC but During Discussion Period” and the “After CIC but Prior to 1st Anniversary of CIC” columns would be triggered by a termination without Cause or resignation for Good Reason following or in connection with a CIC. For the purpose of the tables, we have assumed a termination during the Discussion Period that was in connection with the CIC. Further, this payout is not technically limited to such a termination occurring prior to the first anniversary of the CIC.

7.	If Mr. Plant’s employment is terminated for any reason, other than by us for Cause, Mr. Plant and his spouse will be entitled to retiree medical benefits which are estimated in the table at present value.

8.	See “— Excise Tax — John Plant” above.

9.	With respect to Mr. Lunn, where applicable we have used the average exchange rate for 2009 of $1.57836 = £1.00 (except in the case of the cash incentive payments, for which we used the exchange rate on the date of payment of such amounts, and in the case of the retirement benefits, for which we used the exchange rate at December 31, 2009).

10.	Mr. Lunn’s retirement benefits are estimated in the table at present value.
Benefits and Payments Due under Termination and CIC Scenarios
Termination without Cause or for Good Reason Irrespective of a Change in Control or, for Mr. Plant, after the Window Period or During the Window Period for Termination without Cause and, for the other executives, on or after the First Anniversary of a CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason or (A) for Mr. Plant, after the Window Period or if he is terminated by us without Cause during the Window Period, and (B) for the other executives, if the executive is terminated without Cause or resigns with Good Reason on or after the first anniversary of a CIC, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base Salary: continued payment for 18 months (two years for Messrs. Plant and Lunn);
•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the average of the executive’s three most recent (or, for Mr. Plant, four of the last eight that produce the highest average) annual cash incentive payments (the “Average Annual Cash Incentive Payment”) for 18 months (two years for Messrs. Plant and Lunn), plus (B) a pro rata cash incentive payment for the year of termination;
•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);
•	Vesting of Options and RSUs: the executive’s unvested options and RSUs that would have become vested on the next vesting date will vest (or, for Mr. Plant, the total number of his unvested options vest and his unvested RSUs continue to vest according to their schedule);
•	Long-Term Cash Incentive Award: a portion of the award vests and becomes payable; for termination prior to the first anniversary of the award, this amount equals unadjusted tranche A;
•	Retention Award: a pro rata portion of the award vests and becomes payable;
•	Retirement Benefits (for Messrs. Plant and Lunn only): (A) a supplemental retirement benefit under his supplemental executive retirement plan based on an additional deemed two years of service credit, plus (B) for Mr. Lunn only, two additional years of credited service as determined in accordance with the Lucas Funded Executive Pension Scheme No. 4 (collectively, “Retirement Benefits”); and
•	Retiree Medical Benefits (for Mr. Plant only).

Termination without Cause or for Good Reason Prior to a Change in Control but during Discussion Period: If an executive is terminated by us without Cause (other than due to his death or Disability) or if he resigns for Good Reason during the period after initial discussions regarding a CIC (the “Discussion Period”) but prior to a CIC, and the CIC subsequently occurs, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the scenario above (but with the remainder of the continuing payments specified in the first two bullets being paid as a lump sum) other than those described for the retention award which will instead fully vest and become payable, assuming that the termination was in connection with the CIC (see footnote 6 above), plus the following additional amounts:
•	Base Salary: amount equal to the executive’s base salary; and
•	Cash Incentive Payment: amount equal to the executive’s Average Annual Cash Incentive Payment.
Termination without Cause or for Good Reason After a CIC but Prior to the First Anniversary of CIC: If an executive is terminated by us without Cause (other than due to his death or Disability) or resigns for Good Reason following a CIC but prior to the first anniversary of such CIC, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base salary: lump sum equal to (A) 1.5 times base salary (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of base salary;
•	Cash Incentive Payment: lump sum equal to (A) 1.5 times the Average Annual Cash Incentive Payment (2 times for Messrs. Plant and Lunn), plus (B) a pro rata portion (based on the number of months from termination until the first anniversary of the CIC) of the Average Annual Cash Incentive Payment, plus (C) pro rata cash incentive payment for the year of termination;
•	Continued Benefits: provided for 18 months (24 months for Messrs. Plant and Lunn);
•	Vesting of Options and RSUs: all of the executive’s unvested options and RSUs will have already fully vested upon the CIC which occurs prior to the termination in this scenario;
•	Long-Term Cash Incentive Award: the award will have already fully vested upon the CIC which occurs prior to the termination in this scenario;
•	Retention Award: fully vests and becomes payable in the event of such a termination following a CIC (this payout is not technically limited to such terminations occurring prior to the first anniversary of the CIC);
•	Retirement Benefits (for Messrs. Plant and Lunn only); and
•	Retiree Medical Benefits (for Mr. Plant only).
Resignation for any Reason During the Window Period (applies to Mr. Plant only): If Mr. Plant resigns for any reason during the Window Period, subject to any applicable delay under Section 409A, he will be entitled to the benefits and payments identified in the first scenario above except that (i) the remainder of the continuing payments specified in the first two bullets will be paid as a lump sum, (ii) his unvested options, RSUs and long-term cash incentive award will have already fully vested upon the CIC which occurs prior to the termination in this scenario, and (iii) his retention award will not vest.
Upon Change in Control: Upon a Change in Control, whether or not the executive is terminated, the total number of his unvested options and unvested RSUs vest and the long-term cash incentive award vests (amount equals unadjusted tranches A, B and C, which is the target value of the award).
Death or Disability: If an executive’s employment is terminated due to his death or by us for his Disability, he or his estate will be entitled to:
•	Cash Incentive Payment: pro rata cash incentive payment for the year of termination;
•	Vesting of Options and RSUs: the executive’s unvested options and RSUs that would have become vested on the next vesting date will vest;
•	Long-Term Cash Incentive Award: a pro rata portion of the award vests and becomes payable;
•	Retention Award: a pro rata portion of the award vests and becomes payable; and
•	Retiree Medical Benefits (for Mr. Plant only): applies in the event of Disability or for Mr. Plant’s spouse in the event of Mr. Plant’s death.

Retirement. If an executive retires (retirement meaning a voluntary termination of employment on or after the date the executive satisfies the requirements for early or normal retirement under one of the company group’s defined benefit pension plans and receives pension benefits following the last date of active employment), he will be entitled to:
•	Long-Term Cash Incentive Award: a pro rata portion of the award vests and becomes payable; and
•	Retiree Medical Benefits (for Mr. Plant only).
Termination by Company Upon or After Expiration of Term: If any of Messrs. Cantie, Lake or Marchuk is terminated by us upon or following the expiration of his employment term, subject to any applicable delay under Section 409A, he will be entitled to:
•	Base Salary: continued payment for 12 months;
•	Cash Incentive Payment: (A) a monthly payment equal to 1/12 of the executive’s Average Annual Cash Incentive Payment for 12 months, plus (B) a pro rata payment for the year of termination;
•	Continued Benefits: continued provision for 12 months;
•	Long-Term Cash Incentive Award: a portion of the award vests and becomes payable; for termination prior to the first anniversary of the award, this amount equals unadjusted tranche A; and
•	Retention Award: a pro rata portion of the award vests and becomes payable.
Stockholder Proposals
Any stockholder proposal intended for inclusion in the proxy material for the 2011 annual meeting must be received by our secretary at our headquarters no later than December 1, 2010. Where a stockholder does not seek inclusion of the proposal in the proxy material and submits a proposal outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the proposal must still comply with the procedural requirements in TRW’s bylaws. Accordingly, written notice must be sent to the secretary of TRW not less than 90 or more than 120 calendar days before the first anniversary of the prior year’s annual meeting. This means that for the 2011 annual meeting, written notice must be delivered between the close of business on January 17, 2011 and the close of business on February 17, 2011. If the date of the annual meeting, however, is not within 30 days before or 70 days after the anniversary of the prior year’s meeting date, a stockholder proposal must be submitted within 120 calendar days before the actual meeting and no later than the later of (i) the 90th calendar day before the actual meeting and (ii) the 10th calendar day following the calendar day on which TRW first announces the meeting date to the public. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
Any stockholder suggestions for director nominations must also be submitted by the dates by which other stockholder proposals are required to be submitted.
Annual Report and Other Matters
TRW’s 2009 Annual Report, including consolidated financial statements, was either made available electronically or mailed to you with this Proxy Statement. A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 12001 Tech Center Drive, Livonia, MI 48150 for ten days before the meeting.
We will provide any stockholder, at no charge, with a copy of our Annual Report on Form 10-K for 2009 including financial statements, financial statement schedules and other exhibits. All that a stockholder has to do is write to our secretary at 12001 Tech Center Drive, Livonia, MI 48150.
March 31, 2010
Robin A. Walker-Lee
Secretary

ATTN: INVESTOR RELATIONS
12001 TECH CENTER DRIVE
LIVONIA, MI 48150
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TRW AUTOMOTIVE HOLDINGS CORP.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
	☐	☐	☐
1.
Election of three Directors nominated by the Board to serve for a three-year term beginning at the meeting and expiring at the 2013 annual stockholders meeting or until succeeded by another qualified director who has been properly elected

Nominees:
01)	Jody G. Miller
02)	John C. Plant
03)	Neil P. Simpkins

	For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

2. The ratification of Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of TRW Automotive Holdings Corp. for 2010.	☐	☐	☐

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M22191-P90070-Z51899

TRW AUTOMOTIVE HOLDINGS CORP.
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
May 18, 2010
The stockholder(s) hereby appoint(s) John C. Plant, Joseph S. Cantie and Robin A. Walker-Lee, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of TRW AUTOMOTIVE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 4:00 p.m. local time on Tuesday, May 18, 2010, at The Peninsula New York Hotel, 700 Fifth Avenue, New York, New York 10019 and any adjournment or postponement thereof. The record date for the Annual Meeting is March 19, 2010. Only stockholders of record at the close of business on that date may vote at the meeting.
Employees who participate in the TRW Automotive Retirement Savings Plan for Salaried Employees or the TRW Automotive Retirement Savings Plan for Hourly Employees may use this proxy card to instruct the plan trustees, plan committees or independent fiduciaries of those plans how to vote these shares. They will vote the shares in accordance with the employee’s instructions and the terms of the plan. If the employee does not provide voting instructions for shares held in any of these plans, then the employee’s shares will be voted by an independent fiduciary.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side